Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of April 13, 2016

Among

APPLE REIT TEN, INC.,

APPLE HOSPITALITY REIT, INC.,

and

34 CONSOLIDATED, INC.

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

ARTICLE IX CERTAIN DEFINITIONS		76

Section 9.1	Certain Definitions	76
Section 9.2	Other Defined Terms	82

EXHIBITS

Exhibit A                      -           Voting Agreement
Exhibit B                      -           Plan of Merger
Exhibit C                      -           List of Terminated Contracts
Exhibit D                      -           Termination Agreement
Exhibit E                      -           Form of Tax Opinions
Exhibit F                      -           Form of Company REIT Opinion
Exhibit G                      -           Form of Parent REIT Opinion

iii

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of April 13, 2016, among APPLE REIT TEN, INC., a Virginia corporation (the “Company”), APPLE HOSPITALITY REIT, INC., a Virginia corporation (“Parent”), and 34 CONSOLIDATED, INC., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, each of (i) the Board of Directors of the Company (the “Company Board”), based on the unanimous recommendation of a special transaction committee thereof consisting solely of independent directors of the Company (the “Company Special Committee”), and (ii) the Board of Directors of Parent (the “Parent Board”), as the sole shareholder of Merger Sub, has determined that it is advisable and in the best interest of the Company and its shareholders and Parent and its shareholders, respectively, to consummate the transactions described herein, pursuant to which the Company will merge with and into Merger Sub (the “Merger”), and Merger Sub will be the surviving corporation (the “Surviving Corporation”) in such Merger and the issued and outstanding capital stock of the Company will be converted into the right to receive the merger consideration provided herein.

WHEREAS, as an inducement to the Company to enter this Agreement, concurrent with the execution of this Agreement, Glade M. Knight (“Mr. Knight”) has entered into a voting agreement with the Company, attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which Mr. Knight has agreed, among other things, to vote the Company Series B Shares held by Mr. Knight to approve this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, immediately before the Effective Time, pursuant to the Termination Agreement, among other things, the Advisory Agreement between the Company and Apple Ten Advisors, Inc. will be terminated.

WHEREAS, the Company and Parent intend that for federal, and applicable state, income tax purposes the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  This Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2g.

Certain terms used herein shall have the meanings assigned to them in ARTICLE IX.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”):

(a) The Company shall be merged with and into Merger Sub at the Effective Time in accordance with this Agreement and the Plan of Merger attached hereto as Exhibit B (the “Plan of Merger”).

(b) Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the Surviving Corporation of the Merger and shall succeed to and assume all the rights and obligations of the Company, in accordance with the VSCA.

Section 1.2 Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, DC 20004 at 10:00 a.m., Eastern Time, as promptly as practicable (but no later than the second Business Day) after satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions), or at such other place, time and date as shall be agreed in writing by the Company and Parent; provided, however, that Parent may elect, in its reasonable discretion, to accelerate or defer the Closing to the last Business Day of the calendar month during which all of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions) have been satisfied or (to the extent permitted by applicable Law) waived by the party or parties entitled to the benefits thereof.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time.  As soon as practicable on the Closing Date, the parties to the Merger shall file articles of merger with respect to the Merger (the “Articles of Merger”), executed in accordance with Section 13.1-720 of the VSCA, and shall make all other filings or recordings required under the VSCA to effect the Merger. The Articles of Merger shall specify that the Merger shall become effective at such time and on such date as Merger Sub and the Company shall specify in the Articles of Merger (the time on the date that the Merger becomes effective being the “Effective Time”), it being understood that the parties to the Merger shall cause the Effective Time to occur on the Closing Date.

Section 1.4 Effects of the Merger.  The Merger shall have the effects set forth in the VSCA.

Section 1.5 Articles and By-Laws.  The articles of incorporation and by-laws of Merger Sub as in effect immediately prior to the Effective Time shall become the articles of incorporation and by-laws of the Surviving Corporation as of the Effective Time with the name of the Surviving Corporation changed to the name of the Company as of the Effective Time.

Section 1.6 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock.

(a) By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company:

(i) Merger.  At the Effective Time, (a) each issued and outstanding common share, no par value, of the Company (including any fractional shares) (the “Company Common Shares”) together with the related Series A Preferred Share, no par value, of the Company (including any fractional shares) (the “Company Series A Shares,” and together with the Company Common Shares, the “Company Units”) (other than the Dissenting Shares or any Company Shares to be cancelled pursuant to Section 2.1(a)(iii)) shall be converted into the right to receive (x) 0.522 (the “Unit Exchange Ratio”) Parent Common Shares (the “Unit Stock Consideration”) and (y) $1.00 in cash (the “Per Unit Cash Consideration”), and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of the Company (the “Company Series B Shares” and together with the Company Units, the “Company Shares”) shall be converted into the right to receive (x) a number of Parent Common Shares equal to (1) 12.11423 multiplied by (2) the Unit Exchange Ratio (the “Series B Stock Consideration”, and together with the Unit Stock Consideration, the “Stock Consideration”) and (y) an amount equal to 12.11423 multiplied by $1.00 in cash (the “Series B Cash Consideration”, and together with the Per Unit Cash Consideration, the “Cash Consideration”).  For purposes of this Agreement, “Merger Consideration” shall mean the aggregate of the Stock Consideration and the Cash Consideration.

(ii) Fractional Shares. No fractional Parent Common Shares shall be issued with respect to the Merger.  Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Parent Common Share multiplied by the VWAP of Parent Common Shares (the “Fractional Share Consideration”).  For purposes of this Agreement “VWAP of Parent Common Shares” shall mean the volume weighted average price of Parent Common Shares for the ten (10) day trading period ending on the third trading day immediately preceding the Closing Date, as reported by Bloomberg.

(iii) Cancellation of Shares.  Each Company Share (including any fractional Company Share), issued and outstanding immediately prior to the Effective Time that is owned by Parent, Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) All Company Shares converted pursuant to Section 2.1(a)(i), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including the Fractional Share Consideration) and any dividends or other distributions to which holders may be entitled in accordance with Section 2.2(e), without interest.

(b) Surviving Corporation.  By virtue of the Merger and without any action on the part of the holder thereof, each common share, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a duly authorized, validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation to the Merger, so that thereafter Parent will be the sole and exclusive owner of the outstanding capital stock of the Surviving Corporation.

(c) Stock Options.  The Company shall take all requisite action so that at the Effective Time, each outstanding option issued by the Company pursuant to any of the Company Stock Incentive Plans (a “Company Stock Option”) whether or not exercisable at the Effective Time, will be assumed by Parent by virtue of the Merger and without any action on the part of the holder thereof.  Subject to, and in accordance with, the terms of the applicable Company Stock Incentive Plan including any applicable award agreement evidencing such Company Stock Option, from and after the Effective Time, each Company Stock Option so assumed by Parent under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Company Stock Option immediately prior to the Effective Time as set forth in the applicable Company Stock Incentive Plan (including any applicable award agreement, evidencing such Company Stock Option) immediately prior to the Effective Time, except that, from and after the Effective Time, (A) each Company Stock Option, when exercisable, will be exercisable for that number of whole Parent Common Shares equal to the product of the number of Company Common Shares that were subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Equity Exchange Factor, rounded down to the nearest whole number of Parent Common Shares and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price of each Company Common Share subject to such assumed Company Stock Option by the Equity Exchange Factor, rounded up to the nearest whole cent. Notwithstanding the foregoing, the conversion of the Company Stock Options into options to purchase Parent Common Shares is intended to conform with and shall be made in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

(d) Certain Adjustments.

(i) If, before the Effective Time (and as permitted by ARTICLE IV), the outstanding Company Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

(ii) If, before the Effective Time (and as permitted by ARTICLE IV), the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Exchange Procedures.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company, which shall be reasonably acceptable to the Company, to act as paying agent and exchange agent (the “Exchange Agent”) for the exchange of the issued and outstanding Company Shares for the Merger Consideration.

(b) Exchange Fund.  At or before the Effective Time, Parent shall deposit or cause Merger Sub to deposit, with the Exchange Agent (i) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 2.1(a)(i) equal to the aggregate Stock Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the Cash Consideration, the Fractional Share Consideration, and any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 2.2(e) (such evidence of book-entry Parent Common Shares and cash amounts, the “Exchange Fund”), in each case for the benefit of the holders of Company Shares.  Promptly after the Closing Date in accordance with the procedures set forth in Section 2.2(c), Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 2.2(e), out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(c) Exchange Procedures.

(i) As promptly as practicable after the Effective Time and in no event later than two Business Days following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i): (A) a letter of transmittal (“Letter of Transmittal”), in customary form and with such other provisions as reasonably agreed upon by the Company and Parent prior to the Effective Time, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to Company Shares represented by certificate (“Certificates”) or Company Shares registered in the transfer books of the Company in book-entry (“Book-Entry Shares”) shall pass, only upon proper delivery  of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this ARTICLE II plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.1(a)(ii) and any amounts that such holder has the right to receive in respect of dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 2.2(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Until surrendered or transferred as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this ARTICLE II.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any dividends or distributions to which such holder may be entitled pursuant to Section 2.2(e).

(iii) In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 2.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Shares) that remains undistributed to the former holders of Company Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Company Shares prior to the Merger who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent and the Surviving Corporation (and only as general creditors thereof) for payment of the applicable Merger Consideration, subject to applicable abandoned property, escheat and other similar Laws.

(e) No Further Ownership Rights in Capital Stock of the Company.  The Merger Consideration (including the Fractional Share Consideration) issued upon exchange of the Company Shares in accordance with the terms of this ARTICLE II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares, subject, however, to the obligation of the Surviving Corporation to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on the Company Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such exchange, and there shall be no further registration of transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

(f) No Liability.  None of the Company, Merger Sub, Parent or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights.  Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Parent, the Surviving Corporation or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 2.3 Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, holders of Company Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such Dissenting Shares converted into the right to receive, or become exchangeable for, the Merger Consideration.  The holders of such Dissenting Shares shall be entitled to obtain payment of the fair value of such Dissenting Shares in accordance with the provisions of Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights under Article 15 of the VSCA.  If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Dissenting Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, as provided in Section 2.1(a)(i) hereof.  Parent shall be responsible for all payments to be made under Article 15 of the VSCA in respect of Dissenting Shares.

Section 2.4 Further Assurances.  If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, Merger Sub and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company.  Except (a) as disclosed in the Company Disclosure Letter, with numbering corresponding to the numbering of this Section 3.1 (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter with respect to any Section or subsection of this Section 3.1 shall be deemed disclosed with respect to any other Section or subsection of this Section 3.1 to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or any of the Subsidiaries of the Company is a party exists or has actually occurred), or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2014 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Section 3.1), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to operate its assets and properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Company Subsidiaries.  Schedule 3.1(b) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its respective jurisdiction of formation, each owner and the respective amount of such owner’s equity interest in such Subsidiary, and a list of each jurisdiction in which such Subsidiary is qualified or licensed to do business and each assumed name under which such Subsidiary conducts business in any jurisdiction.  All the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens, and other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the shares), and all equity interests in each Subsidiary of the Company that is a partnership, limited liability company or business trust are owned by the Company, by another Subsidiary of the Company, or by the Company and another Subsidiary of the Company, free and clear of all Liens, other than Permitted Liens, and other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the equity interests).  There are no outstanding options, warrants or other rights to acquire ownership interests of or from any Subsidiary of the Company.  Each Subsidiary of the Company that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Subsidiary of the Company that is a partnership, limited liability company or business trust is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted.  Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  Except for interests in the Subsidiaries of the Company and investments in short-term investment securities, neither the Company nor any Subsidiary of the Company owns directly or indirectly any capital stock or other interest (equity or debt) in any other Person.

(c) Capital Structure.  Schedule 3.1(c) of the Company Disclosure Letter is a true and complete list of (i) the authorized capital stock of the Company, (ii) the issued and outstanding shares of capital stock of the Company, and (iii) the number of shares of capital stock of the Company reserved for issuance upon exercise of the outstanding Company Stock Options under the Company Stock Incentive Plans.  All outstanding shares of capital stock of the Company are, and all shares of capital stock reserved for issuance by the Company will be upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  None of the outstanding shares of capital stock of the Company are subject to or were issued in violation of, and none of the shares of capital stock of the Company reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.  Schedule 3.1(c) of the Company Disclosure Letter is a true and complete list, as of the date hereof, of all outstanding Company Stock Options under the Company Stock Incentive Plans, the number of shares of capital stock subject to each such option, the exercise price, date of grant and the names and of holders thereof. Each such option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Stock Incentive Plans pursuant to which it was issued.  On the date of this Agreement, except as set forth on Schedule 3.1(c) of the Company Disclosure Letter, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.  Except (i) for the shares of capital stock and the options as set forth on Schedule 3.1(c) of the Company Disclosure Letter, and (ii) as otherwise permitted under Section 4.1, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary of the Company is a party or by which such entity is bound, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as set forth on Schedule 3.1(c) of the Company Disclosure Letter, Mr. Knight is the sole record owner of the Company Series B Shares.  All dividends or distributions on securities of the Company or any Subsidiary of the Company that have been declared or authorized prior to the date of this Agreement have been paid in full.  There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of the Company may vote.  Other than the Voting Agreement, there are no outstanding agreements to which the Company or any Subsidiary of the Company or any of their respective officers or directors is a party concerning the voting, sale, transfer or registration of any capital stock or other equity securities of the Company or any Subsidiary of the Company.

(d) Authority; Noncontravention; Consents.

(i) (A)           The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, except for the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, subject to receipt of the Company Shareholder Approval.  This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(B)           The Company Special Committee, at a meeting duly called and held, has by unanimous vote of all its members recommended that the Company Board approve and adopt this Agreement, the Plan of Merger and the Ancillary Agreements to which the Company is a party and determined that the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, the shareholders of the Company. The Company Board, based on the unanimous recommendation of the Company Special Committee, has (i) determined that the transactions contemplated by this Agreement are advisable, and in the best interests of the Company and the shareholders of the Company, and (ii) approved and adopted this Agreement, the Plan of Merger and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, including the Merger, and directed that this Agreement and the Plan of Merger be submitted to a vote by the Company’s shareholders.  The Company Board has not subsequently rescinded or modified, in any way, its determinations and approvals discussed above.

(ii) The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance by it with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or require any consent, approval or notice under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary of the Company under, or result in the triggering of any payments pursuant to, (A) the Company Organizational Documents, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement, Permit or other agreement or instrument applicable to the Company or any Subsidiary of the Company or their respective properties or assets, (C) subject to the governmental filings and other matters referred to in Section 3.1(d)(iii), any Laws applicable to the Company or any Subsidiary of the Company, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that would not, individually or in the aggregate, (1) have a Company Material Adverse Effect or (2) reasonably be expected to otherwise prevent the Company from performing its obligations under this Agreement or the transactions contemplated hereby.

(iii) No material consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission, governmental arbitrator or other governmental authority, instrumentality or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by it of any of the transactions contemplated hereby, except for (A) the filings with the Securities and Exchange Commission (the “SEC”) of (1) the preliminary and definitive Joint Proxy Statement relating to the Company Shareholder Meeting for the Company Shareholder Approval and (2) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) the filing of Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, (C) such filings with Governmental Entities to satisfy the applicable requirements of the Laws of states in which the Company and any Subsidiary of the Company are qualified or licensed to do business, as set forth on Schedule 3.1(d)(iii) of the Company Disclosure Letter and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings (1) as are set forth on Schedule 3.1(d)(iii) of the Company Disclosure Letter or (2) which, if not obtained or made, would not reasonably be expected to prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated hereby or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

(e) SEC Documents; Financial Statements.

(i) The Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Company since January 1, 2014 (as amended through the date hereof, the “Company SEC Documents”).  All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, were prepared in all material respects in accordance with, and complied in all material respects with, all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.  None of the Company SEC Documents, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by Company SEC Documents later filed by the Company.  The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents.  No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.  The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries of the Company, on the other hand, since January 1, 2014 through the date of this Agreement.  At all applicable times, the Company has complied in all material respects with the applicable certification requirements of the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

(ii) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in the Company SEC Documents (including, in each case, any notes thereto) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and its Subsidiaries taken as a whole as of the dates thereof and consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments).  The books of account and other financial records of the Company and its Subsidiaries are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.  The Company has no Subsidiary which is not consolidated for accounting purposes.

(iii) There are no material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data.  The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer.  The Company has evaluated the effectiveness of its disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Documents that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  To the Company’s Knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to information required to be included in the Company’s periodic reports required under the Exchange Act.  Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Subsidiary of the Company has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act).

(iv) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements or any of the Company SEC Documents.

(f) Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Documents, since December 31, 2015 (the “Financial Statement Date”) and through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices and there has not been a Company Material Adverse Effect, nor has there been any occurrence or circumstance that, individually or in the aggregate, has had, or would with the passage of time reasonably be expected to result in, a Company Material Adverse Effect, and (ii) none of the Company or any of its Subsidiaries have taken any action that, if taken after the date hereof, would be in violation of Section 4.1.

(g) Litigation.  There is no pending or, to the Knowledge of the Company, threatened material Legal Action or material investigation pending by a Governmental Entity against or affecting (i) the Company or any Subsidiary of the Company or any asset of the Company or any Subsidiary of the Company or (ii) any director, officer or employee of the Company or any Subsidiary of the Company or other Person for whom the Company or any Subsidiary of the Company may be liable, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company.  Other than pursuant to the Company Organizational Documents, no Contract between the Company or any Subsidiary of the Company, on the one hand, and any current or former director, officer, employee or shareholder (or equivalent interest holder) of the Company or any Subsidiary of the Company, on the other hand, exists that provides for indemnification.

(h) Taxes.

(i) The Company and each Subsidiary of the Company have timely filed all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so).  All such Tax Returns are true, correct and complete in all material respects.  Neither the Company nor any other Person on behalf of the Company or any Subsidiary of the Company has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.  The Company and each Subsidiary of the Company have paid (or the Company has paid on their behalf), within the time and manner prescribed by Law, all material Taxes shown as due and payable on such Tax Returns.  The most recent financial statements contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve or accrued liabilities or expenses for all Taxes due and payable by the Company and its Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements, except for failures to reflect adequate reserves that would not in the aggregate be material.  The Company and its Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of the Company) reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which the Company or any Subsidiary of the Company is liable but which are not yet due and payable.  The Company has incurred no material liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, redetermined TRS service income, and excess interest under Section 857(b)(7) of the Code; and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property.  No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Subsidiary of the Company.   No material deficiencies for Taxes have been asserted or assessed in writing by a Governmental Entity against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending.  No material written claim is pending or proposed by any Governmental Entity in any jurisdiction where the Company or any Subsidiary of the Company do not file Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation by such jurisdiction.  Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 2010 have been delivered to or made available to Representatives of Parent.  For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation, estimated, excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, fees, charges or assessments, imposed by the U.S. or any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind, however denominated (together with any and all interest, penalties, additions to tax and other additional  amounts imposed with respect thereto) imposed by any Governmental Entity and “Tax Return” shall mean any return, declaration, report, election, estimate, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii) The Company (A) for all of its taxable years beginning with the Company’s taxable year ending December 31, 2011 through the most recent December 31, has been subject to taxation as a real estate investment trust under the Code within the meaning of Section 856 of the Code (“REIT”) and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT upon closing of the transactions contemplated hereby, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the Internal Revenue Service (“IRS”) to its status as a REIT, and, to the Knowledge of the Company, no such challenge is pending or threatened in writing.  Each Subsidiary of the Company that files Tax Returns as a partnership (or as a disregarded entity), for U.S. federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or as a disregarded entity) and not as a corporation or as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  Each Subsidiary of the Company that is a corporation has been, since its formation, classified as a qualified REIT subsidiary under Section 856(i) of the Code (“Qualified REIT Subsidiary”), a taxable REIT subsidiary under Section 856(l) of the Code (“Taxable REIT Subsidiary”) or a REIT.

(iii) (A) Neither the Company nor any Subsidiary of the Company is a party to any material pending action or proceeding, including any audit or contest, by any Governmental Entity with regard to Taxes or Tax Returns of the Company or any Subsidiary of the Company; (B) no material written claim for assessment or collection of Taxes has been asserted against the Company or any Subsidiary of the Company; (C) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns of the Company or any Subsidiary of the Company; (D) neither the Company nor any Subsidiary of the Company has requested, received or is subject to a private letter ruling or similar written ruling or determination of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes; and (E) neither the Company nor any Subsidiary of the Company has applied for or entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(iv) Neither the Company nor any Subsidiary of the Company holds any asset the disposition of which, if occurring in a fully taxable  transaction immediately following the Closing, would be subject to (or to rules similar to) Section 337(d) or 1374 of the Code or the regulations thereunder (assuming for this purpose that the “recognition period,” as defined in Section 1374, is in all cases 5 years) or to the “prohibited transactions” Tax under Section 857(b)(6), nor has it disposed of any such asset during its current taxable year.

(v) Neither the Company nor any Subsidiary of the Company (A) is or has been at any time a member of an affiliated consolidated, combined or unitary group (other than a group the common parent of which is the Company or a directly or indirectly wholly owned Subsidiary of the Company) and (B) has any liability for the Taxes of any other person other than the Company and such Subsidiaries of the Company under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(vi) To the Knowledge of the Company, the Company is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(vii) Neither the Company nor any Subsidiary of the Company has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b).

(viii) None of the Company or any Subsidiary of the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, (F) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code, or (G) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(ix) The Company does not have any earnings and profits attributable to the Company or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(x) Neither the Company nor any Subsidiary of the Company has made any payments, or is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(xi) Neither the Company nor its Subsidiaries is or has been a party to any Tax allocation or sharing agreement or similar agreement or arrangement (other than any agreement or arrangement either solely between the Company and any Subsidiary of the Company or solely between or among any two or more Subsidiaries of the Company) pursuant to which it will have any obligation to make any payments after the Closing.

(xii) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(xiii) There are no Tax Protection Agreements for the Company or any Subsidiary of the Company currently in force or otherwise binding upon the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company has any current and outstanding liability under any Tax Protection Agreement, and no person has raised, or, to the Knowledge of the Company, threatened to raise, a material claim against the Company or any Subsidiary of the Company under any Tax Protection Agreement.

(xiv) To the Knowledge of the Company, all material amounts of Taxes that the Company or its Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, and withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3402, and 1471 through 1474 of the Code or similar provisions under any foreign Laws, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose.  There are no material Encumbrances for Taxes upon the assets of the Company or its Subsidiaries except for statutory Liens for Taxes not yet due.

(xv) None of the Company or any of its Subsidiaries has either been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement, or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Related Party Transactions.  There is no (i) loan outstanding from or to any employee, officer or director of the Company or any Subsidiary of the Company, (ii) employment or severance contract or other arrangement with respect to severance with respect to any employee, officer or director of the Company or any Subsidiary of the Company, or (iii) any agreement to appoint or nominate any person as a director of the Company or any Subsidiary of the Company.  Except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or its Subsidiaries, there are no arrangements or Contracts which continue in effect as of the date hereof entered into by the Company or any of its Subsidiaries, on the one hand, and any Person who is an officer, director or affiliate of the Company or any Subsidiary of the Company, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand.  True and materially complete copies of all such documents have been made available to Parent prior to the date hereof and each such document is listed on Schedule 3.1(i) of the Company Disclosure Letter. Except as set forth on Schedule 3.1(i) of the Company Disclosure Letter or as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with Mr. Knight or his Affiliates.

(j) Opinion of Financial Advisor; No Brokers.  The financial advisor identified on Schedule 3.1(j) of the Company Disclosure Letter has delivered its opinion, addressed to the Company Special Committee to the effect that, as of the date of such opinion and subject to the qualifications, assumptions and limitations set forth therein, the aggregate consideration to be received by the holders of Company Units (other than Parent, Merger Sub or any of their respective affiliates) in the Merger pursuant to this Agreement is fair to such holders from a financial point of view.  It is agreed and understood that such opinion is for the Company Special Committee and may not be relied upon by Parent, Merger Sub or any of their respective affiliates. The Company will provide to Parent, solely for informational purposes, a photocopy of the written version of the opinion described in this Section 3.1(j) after receipt thereof by the Company.  Except for the financial advisor identified on Schedule 3.1(j) of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.  The Company has provided or made available to Parent true and correct copies of any and all Contracts pursuant to which any financial advisor would be entitled to receive any brokerage, finder’s or other fee or commission from the Company or any Subsidiary of the Company in connection with this Agreement, the Merger or any of the transactions contemplated hereby.

(k) Permits; Compliance with Laws.

(i) The Company and its Subsidiaries, or the management companies for the Company Properties, own and/or possess all franchises, grants, easements, consents, certificates, permits, licenses (including liquor licenses), variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) necessary for the Company and its Subsidiaries to own, lease and operate the properties and assets of the Company and its Subsidiaries or to carry on the business of the Company and its Subsidiaries as it is now being conducted by the Company and its Subsidiaries, except where the failure to have such Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.  All such Permits are in full force and effect.  Neither the Company nor any Subsidiary of the Company has received notice that any suspension, modification or revocation of any Permit is pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, do grounds exist for any such action, except for such suspensions, modifications or revocations as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries has violated or failed to comply with any such Permit, or any Law, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iii) To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company nor any director, officer, agent or employee of the Company or any Subsidiary of the Company has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

(l) Contracts.

(i) Except for Contracts that are entered into by a third-party manager on behalf of the Company pursuant to any Company Management Agreement Document or Contracts that the Company was required to enter into pursuant to the terms of a Company Management Agreement Document, none of which are material to the Company, Schedule 3.1(l)(i) of the Company Disclosure Letter contains a list of the following Contracts to which the Company or any Subsidiary of the Company is a party as of the date hereof:

(A) any lease of personal property with third parties other than the Company or any Subsidiary of the Company, providing for annual rentals of $500,000 or more;

(B) any lease, sublease, license or occupancy agreement of real property with third parties other than the Company or any Subsidiary of the Company, providing for annual rentals of $500,000 or more;

(C) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, which is not a wholly-owned Subsidiary of the Company;

(D) any Contract under which indebtedness for borrowed money is outstanding in an amount in excess of $500,000 (including guarantees) or may be incurred or pursuant to which any property or asset of the Company or any Subsidiary of the Company is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Company Property or a Subsidiary of the Company;

(E) any Contract with current or ongoing obligations (as to the Company) currently required to be filed as an exhibit to the Annual Report of the Company on Form 10−K pursuant to Item 601(b)(10) of Regulation S−K under the Securities Act;

(F) any Contract that purports to limit in any respect the right of  the Company or its Subsidiaries or any Affiliate of the Company (1) to engage in any line of business, or (2) to compete with any Person or operate in any location;

(G) any Contract providing for the sale or exchange of, or option, right of first refusal or offer, or similar right, to sell or exchange, any of the Company Properties, or for the purchase or exchange of, or option, right of first refusal or offer, or similar right to purchase or exchange, any real estate entered into in the past two (2) years or in respect of which the applicable transaction had not been consummated;

(H) any Contract entered into in the past two (2) years or in respect of which the applicable transaction had not been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (G) of this Section 3.1(l)(i)) or capital stock or other equity interests of another Person for aggregate consideration in excess of $500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(I) any Contract pursuant to which the Company, any Subsidiary of the Company or any other Person manages any real property;

(J) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Company Properties, under which the Company or any Subsidiary of the Company has, or expects to incur, an obligation in excess of $1,000,000 in the aggregate that has not been satisfied as of the date hereof;

(K) any Contract to which the Company or any Subsidiary of the Company has continuing indemnification obligations relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $1,000,000;

(L) any Contract that provides for any unpaid settlement or proposed settlement of any Legal Action in which the amount to be paid in settlement is in excess of $500,000;

(M) any license, royalty or other Contract concerning Intellectual Property the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect;

(N) any Contract that is material to the Company and any Subsidiary of the Company, taken as a whole, and contains any so-called “most favored nations” or similar provisions requiring the Company or any Subsidiary of the Company to offer a Person any terms or conditions that are at least as favorable as those offered to any other Person;

(O) any Contract that provides for a guarantee in an amount in excess of $500,000 of the obligations of any Person that is not the Company or any Subsidiary of the Company; and

(P) any Contract (other than Contracts referenced in clauses (A) through (O) of this Section 3.1(l)(i)) that, by its terms, calls for payments by or liability of the Company or any Subsidiary of the Company in excess of $500,000 other than any Contract under this clause (P) that, by its terms, is terminable within six (6) months of this Agreement (without termination fee or penalty).

The Contracts described in clauses (A) through (P), including those required to be identified on Schedule 3.1(l)(i) of the Company Disclosure Letter, the Company Franchise Agreements and the Company Management Agreement Documents, in each case together with all exhibits and schedules thereto, are referred to as the “Company Material Contracts.”

(ii) Except for such breaches and defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) neither the Company nor any Subsidiary of the Company is and, to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Company Material Contract, (B) none of the Company or any of its Subsidiaries has received any claim of default under any such Company Material Contract, and (C) no event has occurred that would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both).  Each Company Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.  The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments or supplements thereto.

(iii) There are no Contracts or material transactions between the Company or any Subsidiary of the Company, on the one hand, and any (A) officer or director of the Company or any Subsidiary of the Company, (B) record or beneficial owner of 5% or more of the voting securities of the Company, or (C) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner of the Company, on the other hand.

(m) Environmental Matters.

(i) The Company and each Subsidiary of the Company has obtained all Permits from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Laws and the Company and each Subsidiary of the Company is in compliance in all material respects with the terms and conditions of all such Permits and with any applicable Environmental Laws, except where failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in all material respects in the future, except where failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect;

(ii) there is no Environmental Claim pending or threatened against the Company or any Subsidiary of the Company or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Subsidiary of the Company has or may have retained or assumed either contractually or by operation of Law, except for such Environmental Claims that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(iii) neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any other Person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from any of the Company’s or any of the Company’s Subsidiaries’ operations, at any Company Properties, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and the Subsidiaries of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), and except as would not, individually or in the aggregate, have a Company Material Adverse Effect; and

(iv) neither the Company nor any Subsidiary of the Company has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Entity, except with regard to pre-existing contamination or remediation efforts for which the Company was and is not a responsible party (“Prior Contamination”) and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto, except as may be related to the Prior Contamination.  For purposes of this Agreement, “Hazardous Substance” shall mean any element, pollutant, contaminant, waste, compound, substance or material of any nature whatsoever (including, without limitation, any product) that is listed, classified, defined in or regulated pursuant to any Environmental Law or the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, any petroleum and petroleum derivatives, by-product or additive (including crude oil and any fraction thereof), asbestos, radon gas, urea formaldehyde, asbestos or asbestos-containing material, lead or lead-based paints or materials, pesticides, polychlorinated biphenyls, radioactive materials, toxic mold, volatile organic compound or hazardous air pollutant.  To the Knowledge of the Company, the Company has made available to Parent true and complete copies of all environmental reports and audits that are within the possession of the Company or within the possession or control of its Subsidiaries, and to the Knowledge of the Company, no other environmental reports or audits exist with respect to the Company, any Subsidiary of the Company or any Company Property.

(n) The Company Properties.

(i) Schedule 3.1(n)(i) of the Company Disclosure Letter lists each hotel and other parcels of real property currently owned or ground leased by the Company or any Subsidiary of the Company, and sets forth the Company or applicable Subsidiary of the Company owning such property (the “Company Properties”).  Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to Parent: (A) the Company or a Subsidiary of the Company owns fee simple title to the Company Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), except for Encumbrances securing obligations disclosed in the consolidated balance sheets included in the Company SEC Documents, mechanics and materialmen’s liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which the Company has made adequate provision in accordance with GAAP, and easements, rights of way, restrictive covenants and other non-monetary Encumbrances that could not, individually or in the aggregate, have a Company Material Adverse Effect; (B) except as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received written notice of any violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

(ii) Schedule 3.1(n)(ii) of the Company Disclosure Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the Company Properties or any Subsidiary of the Company and sets forth the Company or applicable Subsidiary of the Company party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on the Company or applicable Subsidiary of the Company and relating thereto (collectively, “Company Franchise Agreements”).  True, correct and complete copies of the Company Franchise Agreements have been made available to Parent.  Each Company Franchise Agreement is valid, binding and in full force and effect as against the Company or applicable Subsidiary of the Company and, to the Knowledge of the Company, as against the other party thereto.  Neither the Company nor any Subsidiary of the Company owes any termination, cancellation or other similar fees or any liquidated damages to any third party franchisor.

(iii) Schedule 3.1(n)(iii) of the Company Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the Company Properties on behalf of the Company or any Subsidiary of the Company, and describes the property that is subject to such management agreement, the Company or applicable Subsidiary of the Company that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Company or applicable Subsidiary of the Company and relating thereto (collectively, the “Company Management Agreement Documents”).  True, correct and complete copies of all Company Management Agreement Documents have been made available to Parent.  Each Company Management Agreement Document is valid, binding and in full force and effect as against the Company or the applicable Subsidiary of the Company and, to the Knowledge of the Company, as against the other party thereto.  Neither the Company nor any Subsidiary of the Company owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iv) The Company has not received written notice of, nor does the Company have any Knowledge of, any latent defects or adverse physical conditions affecting any of the Company Properties or the improvements thereon, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(o) Personal Property.  The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them.  Neither the Company’s nor its Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(p) Insurance.  There is no claim by the Company or any Subsidiary of the Company pending under any material insurance policies owned or held by the Company and any Subsidiary of the Company that (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid, would, individually or in the aggregate, have a Company Material Adverse Effect.  With respect to each such insurance policy, to the Knowledge of the Company, (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) neither the Company nor any Subsidiary of the Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (C) as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (D) as of the date hereof no notice of cancellation or termination has been received; and (E) the policy is sufficient for compliance with all material requirements of Law and the express requirements of all Company Material Contracts to which the Company or any of its Subsidiaries are parties or otherwise bound.  The Company and its Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate, and no such policies will terminate as a result of the consummation of the transactions contemplated by this Agreement.

(q) Information Supplied.  None of the information contained in the Joint Proxy Statement or that is provided by the Company or any Subsidiary of the Company for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will (i) in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) in the case of the Joint Proxy Statement, at the time of the mailing thereof or at the time the Company Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (iii) with respect to any other document to be filed by the Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Joint Proxy Statement will (with respect to the Company, its officers and directors and the Subsidiaries of the Company) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  Notwithstanding the foregoing provisions of this Section 3.1(q), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4, the Joint Proxy Statement or any other document to be filed by the Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement that were not supplied by or on behalf of the Company or the Subsidiaries of the Company.

(r) Books and Records.

(i) The books of account and other financial records of the Company and each Subsidiary of the Company are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.

(ii) The Company has made available to Parent true, correct and complete copies of the Company Organizational Documents.  Neither the Company nor any Subsidiary of the Company is, nor has the Company or any Subsidiary of the Company been, in violation of any of the Company Organizational Documents applicable to it in any material respect.

(iii) True, correct and complete copies of the minutes of all meetings of the shareholders, members, partners, the boards of directors or managers, as applicable, and each committee of the boards of directors or managers, as applicable, of the Company and each Subsidiary of the Company have been made available to Parent.

(s) Labor Matters.  Neither the Company nor any Subsidiary of the Company is a party to, or bound by, any collective bargaining agreement, Contract or understanding with a labor union or labor union organization.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company relating to their business, except for any such proceeding as would not, individually or in the aggregate, have a Company Material Adverse Effect.  To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Subsidiary of the Company.  Since January 1, 2012, the Company and each Subsidiary of the Company has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security taxes.

(t) Vote Required.  The only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law or otherwise) to approve the Merger, this Agreement, the Plan of Merger and the other transactions contemplated hereby is the Company Shareholder Approval.

(u) No Undisclosed Material Liabilities.  Except as disclosed in the Company SEC Documents, and except for additional borrowings under the Company’s line of credit disclosed on Schedule 3.1(u) of the Company Disclosure Letter, there are no Liabilities of the Company or any of its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities reserved for on the most recent balance sheet contained in the audited financial statements of the Company for the period ended December 31, 2015; (ii) Liabilities incurred in the ordinary course of business consistent with past practice of the Company subsequent to December 31, 2015, and (iii) such other Liabilities as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(v) Intellectual Property.  To the Knowledge of the Company (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary of the Company that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party, except for any such infringement, misappropriation or claim that would not, individually or in the aggregate, have a Company Material Adverse Effect; and (ii) the Company or a Subsidiary of the Company owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement, except where the failure to possess or have adequate rights to use such properties would not, individually or in the aggregate, have a Company Material Adverse Effect.

(w) Benefit Plans; ERISA Compliance.

(i) Other than the Company Stock Incentive Plans, neither the Company nor any Subsidiary of the Company has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding), including any “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing benefits to any current or former employee, officer or director of the Company or any Subsidiary of the Company or any Person affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code.

(ii) No director, officer or employee of the Company will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) as a result of consummation of the transactions contemplated by this Agreement.

(iii) No stock option granted by the Company under the Company Stock Incentive Plans (whether currently outstanding or previously exercised) has been granted with an exercise price that is less than the fair market value of the underlying stock on the date of grant, and no such stock option has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(x) Antitakeover Statutes.  The Company and the Company Board (based on the unanimous recommendation of the Company Special Committee) have taken all action required to be taken by them to exempt this Agreement, the Merger and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws and regulations of any state, including, without limitation, each of the provisions of Article 14 (Affiliated Transactions) and Article 14.1 (Control Share Acquisitions) of the VSCA.

(y) No Other Representations or Warranties.  Except for the representations or warranties expressly set forth in this Section 3.1, neither the Company nor any other Person on behalf of Company has made any representation or warranty, expressed or implied, with respect to the Company or the Subsidiaries of the Company, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or the Subsidiaries of the Company. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the Company in this Section 3.1, any oral or written information presented to Parent, Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or Merger Sub whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Section 3.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company or any of its Representatives.

Section 3.2 Representations and Warranties of Parent and Merger Sub.  Except (a) as disclosed in the Parent Disclosure Letter, with numbering corresponding to the numbering of this Section 3.2 (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter with respect to any Section or subsection of this Section 3.2 shall be deemed disclosed with respect to any other Section or subsection of this Section 3.2 to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or Merger Sub made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent, Merger Sub or any of the Subsidiaries of Parent is a party exists or has actually occurred), or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2014 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Section 3.2), Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power; Subsidiaries.

(i) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to operate its assets and properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii) All the outstanding shares of capital stock of each Parent Subsidiary that is a corporation have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens, other than Permitted Liens, and other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the shares), and all equity interests in each Parent Subsidiary that is a partnership, limited liability company or business trust are owned by Parent, by another Parent Subsidiary, or by Parent and another Parent Subsidiary, free and clear of all Liens, other than Permitted Liens, and other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the equity interests).  There are no outstanding options, warrants or other rights to acquire ownership interests of or from any Parent Subsidiary.  Each Parent Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Parent Subsidiary that is a partnership, limited liability company or business trust is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Except for interests in the Parent Subsidiaries and investments in short-term investment securities, neither the Parent nor any Parent Subsidiary owns directly or indirectly any capital stock or other interest (equity or debt) in any other Person.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of 800,000,000 common shares, no par value (“Parent Common Shares”), and 30,000,000 preferred shares, no par value (“Parent Preferred Shares”).  On the date hereof, (A) 174,665,236 Parent Common Shares were issued and outstanding, (B) no Parent Preferred Shares were issued and outstanding, (C) 860,154 Parent Common Shares were reserved for issuance upon exercise of outstanding stock options to purchase Parent Common Shares granted under the Parent Stock Incentive Plans (the “Parent Stock Options”), and (D) 10,780,154 Parent Common Shares were reserved for issuance under the Parent 2014 Omnibus Incentive Plan.  All outstanding Parent Common Shares are, and all Parent Common Shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  None of the outstanding Parent Common Shares are subject to or were issued in violation of, and none of the Parent Common Shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.  Each outstanding Parent Stock Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Parent Stock Incentive Plans pursuant to which it was issued.  On the date of this Agreement, except as set forth above in this Section 3.2(c)(i), no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except (A) for the Parent Common Shares and the Parent Stock Options, and (B) as otherwise permitted under Section 4.2, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any Subsidiary of Parent is a party or by which such entity is bound, obligating Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Parent or any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Parent Common Shares may vote.  There are no outstanding agreements to which Parent or any Subsidiary of Parent or any of their respective officers or directors is a party concerning the voting, sale, transfer or registration of any capital stock or other equity securities of Parent or any Subsidiary of Parent.  All dividends or distributions on securities of Parent or any Subsidiary of Parent that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends or distributions have been publicly announced and are not yet due and payable).

(ii) The Parent Common Shares to be issued in exchange for the Company Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and subject to no preemptive rights.

(c) Authority; Noncontravention; Consents.

(i) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Parent Shareholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub and, except for the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions, subject to receipt of the Parent Shareholder Approval.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes valid and binding obligations of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(ii) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby and compliance by it with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or require any consent, approval or notice under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiary of Parent under, or result in the triggering of any payments pursuant to, (A) the Parent Organizational Documents, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement, Permit or other agreement or instrument applicable to Parent or any Subsidiary of Parent or their respective properties or assets, (C) subject to the governmental filings and other matters referred to in Section 3.2(c)(iii), any Laws applicable to Parent or any Subsidiary of Parent, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iii) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the transactions contemplated hereby, except for (A) the filings with the SEC of (1) the Form S-4 relating to the issuance of the Merger Consideration, (2) the preliminary and definitive Joint Proxy Statement relating to the Parent Shareholder Meeting for the Parent Shareholder Approval, and (3) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) as may be required under the rules and regulations of the New York Stock Exchange (“NYSE”), (C) the filing of Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, (D) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Parent and any Subsidiary of Parent are qualified or licensed to do business, as set forth on Schedule 3.2(c)(iii) of the Parent Disclosure Letter and (E) such other consents, approvals, orders, authorizations, registrations, declarations and filings (1) as are set forth on Schedule 3.2(c)(iii) of the Parent Disclosure Letter or (2) which, if not obtained or made, would not reasonably be expected to prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated hereby or otherwise prevent Parent from performing its obligations under this Agreement in any material respect.

(d) SEC Documents; Financial Statements.

(i) Parent has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by Parent since January 1, 2014 (as amended through the date hereof, the “Parent SEC Documents”).  All of the Parent SEC Documents (other than preliminary material), as of their respective filing dates, were prepared in all material respects in accordance with, and complied in all material respects with, all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents.  None of the Parent SEC Documents, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Parent SEC Documents.  Parent does not have any outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents.  No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.  Parent has made available to the Company copies of all material correspondence between the SEC, on the one hand, and Parent and any of the Subsidiaries of the Parent, on the other hand, since January 1, 2014 through the date of this Agreement. At all applicable times, Parent has complied in all material respects with the applicable certification requirements of the Sarbanes-Oxley Act.

(ii) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in the Parent SEC Documents (including, in each case, any notes thereto) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with GAAP (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Parent and its Subsidiaries taken as a whole as of the dates thereof and consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments).  The books of account and other financial records of Parent and its Subsidiaries are accurately reflected in all material respects in the financial statements included in the Parent SEC Documents.  Parent has no Subsidiary which is not consolidated for accounting purposes.

(iii) There are no material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data.  Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer.  Parent has evaluated the effectiveness of its disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Documents that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  To the Knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to information required to be included in Parent’s periodic reports required under the Exchange Act.  Since the enactment of the Sarbanes-Oxley Act, neither Parent nor Merger Sub has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act).

(iv) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or its Subsidiaries’ published financial statements or any of the Parent SEC Documents.

(e) Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Documents, since the Financial Statement Date and through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices and there has not been a Parent Material Adverse Effect, nor has there been any occurrence or circumstance that, individually or in the aggregate, has had, or would with the passage of time reasonably be expected to result in, a Parent Material Adverse Effect, and (ii) none of Parent or any of its Subsidiaries have taken any action that, if taken after the date hereof, would be in violation of Section 4.2.

(f) Litigation.  There is no pending or, to the Knowledge of Parent, threatened material Legal Action or material investigation pending by a Governmental Entity against or affecting (i) Parent or any Subsidiary of Parent or any asset of Parent or any Subsidiary of Parent or (ii) any director, officer or employee of Parent or any Subsidiary of Parent or other Person for whom Parent or any Subsidiary of Parent may be liable, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent.  Other than pursuant to the Parent Organizational Documents, no Contract between Parent or any Subsidiary of Parent, on the one hand, and any current or former director, officer, employee or shareholder (or equivalent interest holder) of Parent or any Subsidiary of Parent, on the other hand, exists that provides for indemnification.

(g) Taxes.

(i) Parent and each Subsidiary of Parent have timely filed all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so).  All such Tax Returns are true, correct and complete in all material respects.  Neither Parent nor any other Person on behalf of Parent or any Subsidiary of Parent has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.  Parent and each Subsidiary of Parent have paid (or Parent has paid on their behalf), within the time and manner prescribed by Law, all material Taxes shown as due and payable on such Tax Returns.  The most recent financial statements contained in the Parent SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve or accrued liabilities or expenses for all Taxes due and payable by Parent and the Subsidiaries of Parent as a group for all taxable periods and portions thereof through the date of such financial statements, except for failures to reflect adequate reserves that would not in the aggregate be material.  Parent and its Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of Parent) reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which Parent or any Subsidiary of Parent is liable but which are not yet due and payable.  Parent has incurred no material liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, redetermined TRS service income, and excess interest under Section 857(b)(7) of the Code; and neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property.  No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on Parent or any Subsidiary of Parent.  No material deficiencies for Taxes have been asserted or assessed in writing by a Governmental Entity against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending.  No material written claim is pending or proposed by any Governmental Entity in any jurisdiction where Parent or any Subsidiary of Parent do not file Tax Returns that Parent or any Subsidiary of Parent is or may be subject to taxation by such jurisdiction.

(ii) Parent (A) for all of its taxable years beginning upon the first taxable year ending December 31, 2008 through the most recent December 31, has been subject to taxation as a REIT under the Code within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT upon closing of the transactions contemplated hereby, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and, to Parent’s Knowledge, no such challenge is pending or threatened in writing.  Each Subsidiary of Parent that files Tax Returns as a partnership (or as a disregarded entity), for U.S. federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or as a disregarded entity) and not as a corporation or as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  Each Subsidiary of Parent that is a corporation has been, since its formation, classified as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT.

(iii) (A) Neither Parent nor any Subsidiary of Parent is a party to any material pending action or proceeding, including any audit or contest, by any Governmental Entity with regard to Taxes or Tax Returns of Parent or any Subsidiary of Parent; (B) no material claim for assessment or collection of Taxes has been asserted against Parent or any Subsidiary of Parent; (C) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns of Parent or any Subsidiary of Parent; (D) neither Parent nor any Subsidiary of Parent has requested, received or is subject to a private letter ruling or similar written ruling or determination of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes; and (E) neither Parent nor any Subsidiary of Parent has applied for or entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(iv) Neither Parent nor any Subsidiary of Parent holds any asset the disposition of which, if occurring in a fully taxable  transaction immediately following the Closing, would be subject to (or to rules similar to) Section 337(d) or 1374 of the Code or the regulations thereunder (assuming for this purpose that the “recognition period,” as defined in Section 1374, is in all cases 5 years) or to the “prohibited transactions” Tax under Section 857(b)(6), nor has it disposed of any such asset during its current taxable year.

(v) Neither Parent nor any Subsidiary of Parent (A) is or has been at any time a member of an affiliated consolidated, combined or unitary group (other than a group the common parent of which is Parent or a directly or indirectly wholly owned Subsidiary of Parent) and (B) has any liability for the Taxes of any other person other than Parent and such Subsidiaries of Parent under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(vi) To the Knowledge of Parent, Parent is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(vii) Neither Parent nor any Subsidiary of Parent has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b).

(viii) None of Parent or any Subsidiary of Parent will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, (F) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code, or (G) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(ix) Parent does not have any earnings and profits attributable to Parent or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(x) Neither Parent nor any Subsidiary of Parent has made any payments, or is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(xi) Neither Parent nor its Subsidiaries is or has been a party to any Tax allocation or sharing agreement or similar agreement or arrangement (other than any agreement or arrangement either solely between Parent and any Subsidiary of Parent or solely between or among any two or more Subsidiaries of Parent) pursuant to which it will have any obligation to make any payments after the Closing.

(xii) Neither Parent nor any Subsidiary of Parent has any liability for the Taxes of any Person other than Parent and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(xiii) There are no Tax Protection Agreements for Parent or any Subsidiary of Parent currently in force or otherwise binding upon Parent or any Subsidiary of Parent.  Neither Parent nor any Subsidiary of Parent has any current and outstanding liability under any Tax Protection Agreement, and no person has raised, or, to the Knowledge of Parent, threatened to raise, a material claim against Parent or any Subsidiary of Parent under any Tax Protection Agreement.

(xiv) To the Knowledge of Parent, all material amounts of Taxes that Parent or its Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, and withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3402, and 1471 through 1474 of the Code or similar provisions under any foreign Laws, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose.  There are no material Encumbrances for Taxes upon the assets of Parent or its Subsidiaries except for statutory Encumbrances for Taxes not yet due.

(xv) None of Parent or any of its Subsidiaries has either been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years to which the parties in such distribution treated the distribution as one to which Section 355 of the Code is applicable (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement, or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) Related Party Transactions.  Except as set forth in the Parent SEC Documents made through and including the date of this Agreement or as permitted by this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any Subsidiary of Parent, on the one hand, and any Affiliates (other than Subsidiaries of Parent) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.  Except as set forth on Schedule 3.2(h) of the Parent Disclosure Letter or as contemplated by this Agreement, neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement with Mr. Knight or his Affiliates.

(i) No Brokers.  Except as identified on Schedule 3.2(i) of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent.

(j) Permits; Compliance with Laws.

(i) Parent and its Subsidiaries, or the management companies for Parent Properties, own and/or possess all Permits necessary for Parent and its Subsidiaries to own, lease and operate the properties and assets of Parent and its Subsidiaries or to carry on the business of Parent and its Subsidiaries as it is now being conducted by Parent and its Subsidiaries, except where the failure to have such Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect.  All such Permits are in full force and effect.  Neither Parent nor any Subsidiary of Parent has received notice that any suspension, modification or revocation of any Permit is pending or, to the Knowledge of Parent, threatened nor, to the Knowledge of Parent, do grounds exist for any such action, except for such suspensions, modifications or revocations as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii) Neither Parent nor any of its Subsidiaries has violated or failed to comply with any Permit, or any Law, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iii) To the Knowledge of Parent, neither Parent nor Merger Sub nor any director, officer, agent, or employee of Parent or Merger Sub has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

(k) Contracts.  All Parent Material Contracts have been filed as exhibits to the Parent SEC Documents made through and including the date of this Agreement.  Except for such breaches and defaults as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (A) neither Parent nor any Subsidiary of Parent is and, to Parent’s Knowledge, no other party is in breach or violation of, or default under, any Parent Material Contract, (B) none of Parent or its Subsidiaries has received any claim of default under any such Parent Material Contract, and (C) no event has occurred that would result in a breach or violation of, or a default under, any Parent Material Contract (in each case, with or without notice or lapse of time or both).  Each Parent Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.

(l) Environmental Matters.

(i) Parent and each Subsidiary of Parent has obtained all Permits from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Laws, and Parent and each Subsidiary of Parent is in compliance in all material respects with the terms and conditions of all such Permits and with any applicable Environmental Laws, except where failure to be in compliance would not, individually or in the aggregate, have a Parent Material Adverse Effect, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in all material respects in the future, except where failure to be in compliance would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(ii) there is no Environmental Claim pending or threatened against Parent or any Subsidiary of Parent, or, to the Knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any Subsidiary of Parent has or may have retained or assumed either contractually or by operation of Law, except for such Environmental Claims that would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(iii) neither Parent nor any Subsidiary of Parent nor, to the Knowledge of Parent, any other Person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from any of Parent’s or any of its Subsidiaries’ operations, at any Parent Property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Parent and its Subsidiaries (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), and except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; and

(iv) neither Parent nor any Subsidiary of Parent has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Entity, except with regard to pre-existing contamination or remediation efforts for which Parent was and is not a responsible party (“Parent Prior Contamination”) and, to the Knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened with respect thereto, except as may be related to the Parent Prior Contamination.

(m) Parent Properties.

(i) Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) with respect to each hotel and other parcels of real property currently owned or ground leased by Parent or any Subsidiary of Parent reflected as an asset on the most recent balance sheet of Parent included in the Parent SEC Documents (the “Parent Properties”): (A) Parent or a Subsidiary of Parent owns fee simple title to each of the Parent Properties, free and clear of Encumbrances, except for Encumbrances securing obligations disclosed in the consolidated balance sheets included in the Parent SEC Documents, mechanics and materialmen’s liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which Parent has made adequate provision in accordance with GAAP, and easements, rights of way, restrictive covenants and other non-monetary Encumbrances which could not, individually or in the aggregate, have a Parent Material Adverse Effect; (B) except as has not had and would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has received written notice of any violation of any Law affecting any portion of any of the Parent Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Parent Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Parent Properties or by the continued maintenance, operation or use of the parking areas.

(ii) Each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the Parent Properties of Parent or any Subsidiary of Parent is valid, binding and in full force and effect as against Parent or the applicable Subsidiary of Parent and, to Parent’s Knowledge, as against the other party thereto.  Neither Parent nor any Subsidiary of Parent owes any termination, cancellation or other similar fees or any liquidated damages to any third party franchisor.

(iii) Each management agreement pursuant to which any third party manages or operates any of the Parent Properties on behalf of Parent or any Subsidiary of Parent is valid, binding and in full force and effect as against Parent or the applicable Subsidiary of Parent and, to Parent’s Knowledge, as against the other party thereto.  Neither Parent nor any Subsidiary of Parent owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iv) Parent has not received written notice of, nor does Parent have any Knowledge of, any latent defects or adverse physical conditions affecting any of the Parent Properties or the improvements thereon, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(n) Personal Property.  Parent and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them.  Neither Parent’s nor its Subsidiaries’ ownership of in any such personal property is subject to any Liens, other than Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(o) Insurance.  There is no claim by Parent or any Subsidiary of Parent pending under any material insurance policies owned or held by Parent or any Subsidiary of Parent that (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid, would, individually or in the aggregate, have a Parent Material Adverse Effect.  With respect to each such insurance policy, to the Knowledge of Parent, (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) neither Parent nor any Subsidiary of Parent is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (C) as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (D) as of the date hereof no notice of cancellation or termination has been received; and (E) the policy is sufficient for compliance with all material requirements of Law and the express requirements of all Parent Material Contracts to which Parent or any of its Subsidiaries are parties or otherwise bound.  Parent and its Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate, and no such policies will terminate as a result of the consummation of the transactions contemplated by this Agreement.

(p) Information Supplied.  None of the information contained in the Joint Proxy Statement or that is provided by Parent or any Subsidiary of Parent for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will (i) in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) in the case of the Joint Proxy Statement, at the time of the mailing thereof or at the time the Company Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (iii) with respect to any other document to be filed by Parent with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Joint Proxy Statement will (with respect to Parent, its officers and directors and the Subsidiaries of Parent) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  Notwithstanding the foregoing provisions of this Section 3.2(p), no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4, the Joint Proxy Statement or any other document to be filed with the SEC in connection with the Merger or the other transactions contemplated by this Agreement that were not supplied by or on behalf of Parent or the Subsidiaries of Parent.

(q) Labor Matters.  Neither Parent nor any Subsidiary of Parent is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary of Parent relating to their business, except for any such proceeding as would not, individually or in the aggregate, have a Parent Material Adverse Effect.  To the Knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any Subsidiary of Parent.  Since January 1, 2012, Parent and each Subsidiary of Parent has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security taxes.

(r) Vote Required.  The only vote of the holders of any class or series of Parent’s capital stock necessary (under applicable Law or otherwise) to approve the issuance of the Parent Common Shares in the Merger is the Parent Shareholder Approval.

(s) No Undisclosed Material Liabilities.  Except as disclosed in the Parent SEC Documents, and except for additional borrowings under Parent’s line of credit disclosed on Schedule 3.2(s) of the Parent Disclosure Letter, there are no Liabilities of Parent or any of its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities reserved for on the most recent balance sheet contained in the audited financial statements of Parent for the period ended December 31, 2015; (ii) Liabilities incurred in the ordinary course of business consistent with past practice of Parent subsequent to December 31, 2015, and (iii) such other Liabilities as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(t) Intellectual Property.  To the Knowledge of Parent (i) the conduct of the business of Parent and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to Parent or any Subsidiary of Parent that the conduct of the business of Parent and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party, except for any such infringement, misappropriation or claim that would not, individually or in the aggregate, have a Parent Material Adverse Effect; and (ii) Parent or a Subsidiary of Parent owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement, except where the failure to possess or have adequate rights to use such properties would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(u) Benefit Plans; ERISA Compliance.

(i) Other than the Parent Stock Incentive Plans, neither Parent nor any Subsidiary of Parent has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding), including any “employee benefit plans,” within the meaning of Section 3(3) of ERISA, providing benefits to any current or former employee, officer or director of Parent or any Subsidiary of Parent or any Person affiliated with Parent under Section 414(b), (c), (m) or (o) of the Code.

(ii) No director, officer or employee of Parent will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) as a result of consummation of the transactions contemplated by this Agreement.

(iii) No stock option granted by Parent under the Parent Stock Incentive Plans (whether currently outstanding or previously exercised) has been granted with an exercise price that is less than the fair market value of the underlying stock on the date of grant, and no such stock option has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(v) Antitakeover Statutes.  Parent and the Parent Board have taken all action required to be taken by them to exempt this Agreement, the Merger and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws and regulations of any state, including, without limitation, each of the provisions of Article 14 (Affiliated Transactions) and Article 14.1 (Control Share Acquisitions) of the VSCA.

(w) No Other Representations or Warranties.  Except for the representations or warranties expressly set forth in this Section 3.2, none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub has made any representation or warranty, expressed or implied, with respect to Parent, Merger Sub or the Subsidiaries of Parent, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or the Subsidiaries of Parent.  In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Parent and Merger Sub in this Section 3.2, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence of Parent and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company whatsoever, express or implied, beyond those expressly given by the Company in Section 3.1, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its Representatives.

ARTICLE IV
COVENANTS

Section 4.1 Conduct of Business by the Company.  During the period from the date of this Agreement to the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Interim Period”), the Company agrees that it shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts (i) to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code, (ii) to preserve its current beneficial relationships with any Person with which the Company has material business relationships (including, without limitation, customers, suppliers, directors, officers and other employees if any), and (iii) to keep available the services of its officers and key employees, if any. Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Schedule 4.1 of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement, the Company agrees that it shall not, and shall cause each of its Subsidiaries not to (and not to authorize or commit or agree to), unless Parent shall otherwise consent in writing:

(a) (i) except for regular monthly dividends as set forth on Schedule 4.1(a) of the Company Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of the Company (provided that the Company and its Subsidiaries shall be permitted to pay dividends and make distributions, including under Sections 858 and 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level Tax or excise Tax under the Code), (ii) split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests, or (iii) purchase, redeem or otherwise acquire any shares of capital stock, partnership interests or other equity interests of the Company or any of its Subsidiaries;

(b) amend the Company Organizational Documents;

(c) merge or consolidate with any Person;

(d) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets, or by lease or license) any real property, corporation, partnership or other business organization or division thereof (except of or from any Subsidiary of the Company), or acquire other assets, other than (i) supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, and/or (ii) acquisitions set forth on Schedule 3.1(l)(i)(H) of the Company Disclosure Letter;

(e) except as provided in clause (n) below, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of the Company or any Subsidiary of the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities (“Equity Equivalents”), except to the Company or a Subsidiary of the Company and other than the issuance of any shares of capital stock upon the exercise of stock options that are outstanding on the date of this Agreement in accordance with the terms of the Company Stock Incentive Plans on the date of this Agreement;

(f) amend any term of any Company Shares or Equity Equivalents of the Company;

(g) sell, pledge, lease, dispose of, exclusively license or encumber or grant any third party any rights with respect to any property or assets, other than sales of assets, securities, properties, interests or businesses in the ordinary course of business and where the assets which did not, individually or in the aggregate, contribute more than 10% of the Company’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2015;

(h) other than in the ordinary course of business and consistent with past practice (i) incur, create or assume any Indebtedness or issue or amend the terms of any debt securities, (ii) assume, guarantee or endorse, or otherwise become responsible for the obligations of any other Person or entity (other than any Subsidiary of the Company) for borrowed money, or (iii) pledge, encumber or otherwise subject to an Encumbrance any Company Properties;

(i) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company;

(j) (i) make, modify or rescind any Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any method of tax accounting except as required by applicable Law, (iv) file or amend any material Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment, (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or (viii) agree to a waiver or extension of a statute of limitations with respect to material Taxes;

(k) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $1,000,000, (iii) apply for or enter into any private letter ruling, closing agreement, or other similar agreement, arrangement or determination related to Taxes; surrender any right to claim any material Tax refund, or (iv) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income Tax Return, except, in the case of clause (i) or (iii), as may be required by the SEC, applicable Law or GAAP and with notice thereof to Parent;

(l) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those in an amount not to exceed the total amount of the capital expenditure budget for the Company set forth on Schedule 4.1(l) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $2,000,000 individually or $2,000,000 in the aggregate;

(m) adopt or enter or make any commitment to adopt or enter into any employee benefit plan, program, policy or agreement that would be an “employee benefit plan” as defined in Section 3(3) of the ERISA if it were in existence as of the date of this Agreement;

(n) grant any awards under any Company Stock Incentive Plan (including any severance plan) except awards to the directors of the Company in the ordinary course of business consistent with past practice;

(o) take any action or exercise any discretion to accelerate the vesting or payment of, or to fund or in any other way secure the payment of, any compensation or benefit under any Company Stock Incentive Plan;

(p) settle any material Legal Action involving or against the Company or any of its Subsidiaries, including any shareholder derivative or class action claims, including any arising out of or in connection with the Merger or the other transactions contemplated hereby;

(q) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Company Material Contracts or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Company Material Contract, or enter into any Contract that would have been a Company Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(r) enter into or amend or otherwise modify any material agreement or arrangement with Persons that are Affiliates or, as of the date hereof, are officers, directors or employees of the Company or any Subsidiary of the Company;

(s) (i) enter into or amend any employment, consulting, severance, retention, change in control, tax gross-up, deferred compensation, special or stay bonus, or any other agreement between the Company and any officer or any director of a Subsidiary of the Company or other employee or contractor of the Company, (ii) increase the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or other employee (other than in the ordinary course of business consistent with past practices), of the Company or its Subsidiaries, (iii) grant any severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee of the Company or the Subsidiaries of the Company that would be payable at or after the Effective Time;

(t) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary thereof (other than the Merger); or

(u) agree, resolve or commit to (i) do any action restricted by this Section 4.1 or (ii) accept any restriction that would prevent the Company or any of its Subsidiaries from taking any action required by this Section 4.1.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board (based on the recommendation of the Company Special Committee), upon advice of counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or distribution payments to shareholders of the Company in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) the Company from taking any action, at any time or from time to time, as the Company determines to be necessary to (A) be in compliance at all times with all of its obligations under any Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Tax Protection Agreement; provided, however, that if the Company or any Subsidiary of the Company proposes to take any action pursuant to this paragraph, the Company shall promptly notify Parent and consider in good faith any reasonable request of Parent to take such actions as will reduce any adverse effects on Parent or its direct or indirect owners or affiliates.

Section 4.2 Conduct of Business by Parent and Merger Sub.  During the Interim Period, Parent and Merger Sub shall, and shall cause each such entity’s Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts (i) to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code, (ii) to preserve its current beneficial relationships with any Person with which Parent has material business relationships (including, without limitation, customers, suppliers, directors, officers and other employees if any), and (iii) to keep available the services of its officers and key employees, if any.  Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Schedule 4.2 of the Parent Disclosure Letter or as otherwise contemplated by this Agreement, Parent and Merger Sub shall not, and shall cause each such entity’s Subsidiaries, not to (and not to authorize or commit or agree to), unless the Company, with the approval of the Company Special Committee, shall otherwise consent in writing:

(a) (i) except for regular monthly dividends as set forth on Schedule 4.2(a) of the Parent Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of Parent (provided that Parent and its Subsidiaries shall be permitted to pay dividends and make distributions, including under Sections 858 and 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level Tax or excise Tax under the Code), (ii) split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests, or (iii) purchase, redeem or otherwise acquire any shares of capital stock, partnership interests or other equity interests of the Company;

(b) amend the Parent Organizational Documents in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Shares;

(c) except pursuant to Parent Stock Incentive Plans, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of Parent or any Subsidiary of Parent or any Equity Equivalents, except to Parent or a Subsidiary of Parent;

(d) merge or consolidate with any Person if such merger or consolidation would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

(e) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets, or by lease or license) any real property, corporation, partnership or other business organization or any division or material amount of assets thereof (except of or from any Subsidiary of Parent), if such transaction would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

(f) amend any term of any Parent Shares or Equity Equivalents of Parent in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Shares;

(g) other than in the ordinary course of business consistent with past practice (i) incur, create or assume any Indebtedness or issue or amend the terms of any debt securities, (ii) assume, guarantee or endorse, or otherwise become responsible for the obligations of any other Person or entity (other than any Subsidiary of Parent) for borrowed money, or (iii) pledge, encumber or otherwise subject to an Encumbrance any Parent Properties, in each case if such transaction would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of Parent or Merger Sub, if such transaction would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

(i) (i) make, modify or rescind any Tax election, (ii) change any annual Tax accounting period, or (iii) adopt or change any method of tax accounting except as required by applicable Law;

(j) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Parent Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Parent Material Contract, or enter into any Contract that would have been a Parent Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice, in each case, if such Contract or amendment of a Contract would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

(k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent, Merger Sub or any such entity’s Subsidiary thereof (other than the Merger); or

(l) agree, resolve or commit to (i) do any action restricted by this Section 4.2 or (ii) accept any restriction that would prevent Parent, Merger Sub or any such entity’s Subsidiary from taking any action required by this Section 4.2.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or distribution payments to shareholders of Parent in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Subsidiary of Parent as a partnership or disregarded entity for federal income Tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Parent from taking any action, at any time or from time to time, as Parent determines to be necessary to (A) be in compliance at all times with all of its obligations under any Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Tax Protection Agreement; provided, however, that if Parent, Merger Sub or any Subsidiary of Parent proposes to take any action pursuant to this paragraph, Parent shall promptly notify the Company and consider in good faith any reasonable request of the Company to take such actions as will reduce any adverse effects on the Company or its direct or indirect owners or affiliates.

Section 4.3 Other Actions

.  Neither Parent nor the Company shall, and each of Parent and the Company shall cause its respective Subsidiaries not to, take any action that would reasonably be expected to result in any of the representations and warranties of such party set forth in this Agreement becoming untrue such that the conditions to the Merger set forth in Section 6.2(a) or Section 6.3(a), as the case may be, would not be satisfied by the Outside Date.

Section 4.4 Control of Other Party’s Business

.  Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control the Company or any of its Subsidiaries or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time.  Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control Parent or any of its Subsidiaries or direct the business or operations of Parent or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries.  Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place any of Parent or the Company in violation of any applicable Law.

ARTICLE V
ADDITIONAL COVENANTS

Section 5.1 Preparation of the Registration Statement and the Joint Proxy Statement; Shareholder Meetings.

(a) The Company and Parent shall cooperate and use commercially reasonable efforts to promptly prepare, for inclusion in the Form S-4, a proxy statement with respect to each of the Company Shareholder Meeting and the Parent Shareholder Meeting in connection with the Merger (the “Joint Proxy Statement”) as promptly as practicable after the date of this Agreement.  Parent shall use commercially reasonable efforts to prepare and file with the SEC a Registration Statement on Form S-4 (the “Form S-4”) under the Securities Act with respect to the Parent Common Shares issuable in the Merger, in which the Joint Proxy Statement will be included as a prospectus, as promptly as practicable after the date of this Agreement.  The Company and Parent shall furnish all information concerning such party and its Affiliates to the other (including, in the case of the Company, the Company Special Committee), and provide such other assistance as may reasonably be requested by Parent or the Company (including the Company Special Committee) in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement.  The respective parties will cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.  The Company and Parent shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable and to keep the Form S-4 effective as long as necessary to the consummate the transactions contemplated herein.  Parent shall take all action required to be taken under any applicable state securities or “Blue Sky” laws in connection with the issuance of the Parent Common Shares or the assumption of the Company Stock Options in the Merger and in connection with the reservation for issuance of Parent Common Shares that will be subject to Company Stock Options as may be reasonably requested in connection with any such action, and the Company shall furnish all information concerning the Company and its Subsidiaries as may be reasonably requested in connection with any such action.  Except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference therein (but subject to Section 5.6), no filing of, or amendment or supplement to, the Form S-4 and no response to SEC comments thereon shall be made by Parent without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company the opportunity to review and comment thereon, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments thereon made by the Company and its counsel.   Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement, the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the others with copies of any written communication from the SEC or any state securities commission.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement or the Form S-4.  If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or any Company which should be set forth in an amendment or supplement to (i) the Form S-4 so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.  All filings by each of Parent and the Company with the SEC in connection with the transactions contemplated hereby, including all mailings to the shareholders of each of Parent and the Company in connection with the Merger and transactions contemplated by this Agreement, shall be subject to the reasonable prior review and comment by each of Parent and the Company (including the Company Special Committee).

(b) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Organizational Documents, establish a record date, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Company Shareholder Meeting”) for the purpose of obtaining the Company Shareholder Approval.  As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, the Company will cause the Joint Proxy Statement to be mailed to its shareholders and hold the Company Shareholder Meeting.   Except to the extent that the Company Board (based on the recommendation of the Company Special Committee) shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Merger in compliance with Section 5.4(d), Section 5.4(e) and Section 5.4(g), the Company Board shall recommend to holders of the Company Shares that they approve the Merger, the Plan of Merger and the other transactions contemplated by this Agreement and shall include such recommendations in the Joint Proxy Statement (the “Company Recommendation”).  Subject to Section 5.4(d), Section 5.4(e) and Section 5.4(g), the Company will use reasonable best efforts to solicit or cause to be solicited from the shareholders of the Company proxies in favor of the approval of the Merger, the Plan of Merger and the other transactions contemplated by this Agreement and will take all other action necessary or advisable to secure the vote or consent of the shareholders of the Company required by applicable Law to obtain such approvals.  Notwithstanding the foregoing provisions of this Section 5.1(b), if, on the date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments (but in no event beyond the date that is two Business Days prior to the Outside Date) of the Company Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies in favor of the Merger, the Plan of Merger and the other transactions contemplated by this Agreement to obtain the Company Shareholder Approval.

(c) As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Organizational Documents, establish a record date, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Parent Shareholder Meeting”) for the purpose of obtaining the Parent Shareholder Approval.  As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, Parent will cause the Joint Proxy Statement to be mailed to its shareholders and hold the Parent Shareholder Meeting.  Except to the extent the Parent Board shall have withdrawn, qualified or modified its approval or recommendation of the issuance of the Parent Common Shares to be issued in the Merger in compliance with Section 5.5(b), the Parent Board shall recommend to holders of the Parent Common Shares that they approve the issuance of the Parent Common Shares to be issued in the Merger and shall include such recommendations in the Joint Proxy Statement (the “Parent Recommendation”).  Subject to Section 5.5(b), Parent will use reasonable best efforts to solicit or cause to be solicited from the shareholders of Parent proxies in favor of the approval of the issuance of the Parent Common Shares to be issued in the Merger and will take all other action necessary or advisable to secure the vote or consent of the shareholders of Parent required by applicable Law to obtain such approvals.  Notwithstanding the foregoing provisions of this Section 5.1(c), if, on the date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments (but in no event beyond the date that is two Business Days prior to the Outside Date) of the Parent Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies in favor of the issuance of the Parent Common Shares to be issued in the Merger to obtain the Parent Shareholder Approval.

(d) Parent, with respect to the action identified in clause (i) below, and the Company and Parent, with respect to the actions identified in clause (ii) below, shall:

(i) promptly prepare and file with the NYSE a listing application covering the Parent Common Shares issuable in the Merger and the Parent Common Shares subject to Company Stock Options assumed in the Merger, and use all commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Shares, subject only to official notice of issuance; and

(ii) cooperate with each other in obtaining a written opinion of its respective legal counsel, Hogan Lovells US LLP, in the case of Parent, and McGuireWoods LLP, in the case of the Company (“Tax Counsel”), substantially in the forms attached hereto as Exhibit E (each such opinion, a “Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  Each of the Company, Parent and Merger Sub shall cooperate with each Tax Counsel and shall deliver to each Tax Counsel for purposes of each Tax Opinion customary representations and covenants, including those contained in certificates of the Company, Parent, Merger Sub and others.

Section 5.2 Access to Information; Confidentiality.

(a) Subject to the requirements of confidentiality agreements with third parties, upon 24 hours prior written notice, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the Interim Period, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (b) a copy of each debt agreement, ground lease, owner’s or leasehold title insurance policy, existing survey, financial report of the Company Properties, property improvement plan for the Company Properties and existing environmental audit for the Company Properties, and (c) all other information concerning its business, properties and personnel as Parent may reasonably request, including financial statements, Tax Returns, leases, certificates of occupancy, tax statements, service agreements, license or franchise agreements and Permits.

(b) Each of the Company and Parent shall hold any nonpublic information concerning the other party in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.  Each of the Company and Parent shall comply with the terms of the Confidentiality Agreement with respect to any nonpublic information concerning the other party provided to their respective officers, employees, accountants, counsel, financial advisors and other Representatives and Affiliates.

(c) No investigation pursuant to this Section 5.2 or information provided, made available or delivered to any of the Company or Parent pursuant to this Section 5.2 or otherwise shall affect any representations or warranties or conditions or rights of any of the Company or Parent contained in this Agreement.

Section 5.3 Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of this Agreement.  In connection with and without limiting the foregoing, (x) the Company shall take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the U.S. or similar statute or regulation (a “Takeover Statute”) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (y) if any Takeover Statute becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated hereby, each of the Company and Parent take all action necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger or the consummation of any of the other transactions contemplated hereby.

(b) Each of the Company and Parent shall give prompt notice to the other party, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Subject to applicable Law and the instructions of any Governmental Entity, each of the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the others with copies of notices or other written communications received by any of the Company or Parent or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

Section 5.4 No Solicitation of Transactions.

(a) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 5.4(e) and Section 5.4(g), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on May 28, 2016 (the “Go Shop Period End Time”), the Company, the Subsidiaries of the Company and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of the Company and the Subsidiaries of the Company and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that the Company has previously furnished, made available or provided access to such non-public information to Parent; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to the Company or any of the Subsidiaries of the Company; and (iv) disclose to the shareholders of the Company any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv) such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.  For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the Company Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than two (2) Business Days before the date of the Go Shop Period End Time, not later than two (2) Business Days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal.  No later than one (1) Business Day after the Go Shop Period End Time, the Company shall notify Parent in writing of the identity of each Go Shop Bidder and provide to Parent (x) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to the Company or any Company Subsidiary and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

(b) Except as permitted by, and subject to, Section 5.4(d), Section 5.4(e) and Section 5.4(g), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, the Company shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or permit any of its Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than Parent any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to the Company or any of the Subsidiaries of the Company, (iv) withdraw, modify or amend the Company Recommendation in any manner adverse to Parent or Merger Sub or fail to make the Company Recommendation or fail to include the Company Recommendation in the Joint Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal (any event described in clause (iv) or this clause (v), whether taken by the Company Board or a committee thereof, a “Company Change in Recommendation”), (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (vii) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the Company Organizational Documents.  For the avoidance of doubt, after the Go Shop Period End Time until the receipt of the Company Shareholder Approval, the Company, its Subsidiaries and their respective Representatives may continue to take any of the actions described in Section 5.4(a) with respect to any proposals or offers regarding any Acquisition Proposal submitted by a Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Acquisition Proposal submitted by a Go Shop Bidder after the Go Shop Period End Time if the Company Special Committee has determined in good faith following consultation with its legal and financial advisors that such Acquisition Proposal (as may be amended or modified) is or is reasonably expected to lead to a Superior Proposal; provided that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between the Company and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated.  The Company agrees that in the event any Representative of the Company or any Subsidiary of the Company takes any action that, if taken by the Company, would constitute a material violation of this Section 5.4(b), then the Company shall be deemed to be in violation of this Section 5.4(b) for all purposes of this Agreement.

(c) Except as permitted by, and subject to, Section 5.4(b), Section 5.4(d), Section 5.4(e) and Section 5.4(g), after the Go Shop Period End Time, the Company shall, and shall cause each of its Subsidiaries and their respective Representatives to, immediately cease any discussions, negotiations or communications with any Person (other than Go Shop Bidders and Parent) with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person (other than Go Shop Bidders and Parent).

(d) If, from and after the Go Shop Period End Time and prior to receipt of the Company Shareholder Approval, the Company or any of its Subsidiaries or their respective Representatives receives a bona fide written Acquisition Proposal which has not been initiated, solicited, encouraged or facilitated in violation of Section 5.4(b), and which the Company Special Committee has determined in good faith following consultation with its legal and financial advisors is or is reasonably expected to lead to a Superior Proposal, the Company and its Subsidiaries or any of their respective Representatives thereafter may take the following actions (but only if and to the extent that the Company Special Committee determines in good faith following consultation with its legal advisors that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law: (i) furnish, make available or provide access to non-public information with respect to the Company and its Subsidiaries to the Person who made such Acquisition Proposal and such Person’s Representatives (provided that the Company (A) has previously furnished, made available or provided access to such non-public information to Parent and (B) furnishes, makes available or provides access to such non-public information pursuant to an Acceptable Confidentiality Agreement), (ii) participate in negotiations regarding such Acquisition Proposal, and (iii) disclose to the shareholders of the Company any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iii) such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.  From and after the Go Shop Period End Time, in the event the Company, any of its Subsidiaries or any of their respective Representatives receives from a Person (including a Go Shop Bidder) or group of related Persons (x) an Acquisition Proposal or an amended or modified proposal or offer with respect to any such Acquisition Proposal, (y) any request for information relating to the Company or its Subsidiaries from a Person who informs the Company or any of its Subsidiaries that it is considering making or has made an Acquisition Proposal or (z) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, the Company shall promptly notify Parent of (but in no event more than 48 hours following) such receipt.  Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description of the material terms thereof.  The Company shall keep Parent apprised on a current basis of (and in any event no later than 24 hours after) any material developments, discussions and negotiations concerning, any such Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation and written correspondence that supplements or amends any such Acquisition Proposal, inquiry or request.  Notwithstanding anything to the contrary in this Agreement, but subject to the preceding three sentences, nothing herein shall prohibit the Company, its Subsidiaries and their respective Representatives from contacting in writing any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 5.4) solely to clarify the terms of the Acquisition Proposal for the sole purpose of the Company Board (or the Company Special Committee) informing itself about such Acquisition Proposal.  Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to Parent.

(e) At any time prior to receipt of the Company Shareholder Approval, the Company Board may, if the Company Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the Company Special Committee) that the failure to do so would reasonably be likely to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, (i) upon receipt by the Company of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make a Company Change in Recommendation (and the Company may so terminate this Agreement in accordance with Section 7.1(c)(ii) of this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal); or (ii) otherwise make a Company Change in Recommendation in response to a Company Intervening Event; provided that

(A) in the case of a Company Change in Recommendation under clause (i) of this Section 5.4(e), (1) such Acquisition Proposal did not result from the Company’s breach of its obligations under this Section 5.4, and (2) the Company Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the Company Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of the Company to terminate this Agreement in accordance with Section 7.1(c)(ii) or make a Company Change in Recommendation, as the case may be, would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to Section 5.4(e)(D);

(B) in the case of a Company Change in Recommendation under clause (ii) of this Section 5.4(e), the Company Board has determined in good faith, after consultation with its legal advisor (and based on the recommendation of the Company Special Committee), that failure of the Company to make a Company Change in Recommendation would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to Section 5.4(e)(D);

(C) the Company has notified Parent in writing that the Company Board intends to make a Company Change in Recommendation or enter into an agreement related to the Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Company Change Notice”); and

(D) during the five (5) Business Day period following Parent’s receipt of a Company Change Notice, the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement such that (1) in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 7.1(c) or make a Company Change in Recommendation pursuant to clause (i) of this Section 5.4(e) unless the Company has complied with the requirements of this Section 5.4(e) with respect to each such new Acquisition Proposal including sending a Company Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 5.4(e)(D) shall be three (3) Business Days instead of five (5) Business Days), and (2) in circumstances not involving an Acquisition Proposal, as may be proposed by Parent.

(f) Notwithstanding any Company Change in Recommendation, unless such Company Change in Recommendation is with respect to a Superior Proposal and the Company terminates this Agreement in accordance with Section 7.1(c)(ii) of this Agreement, the Company shall cause the approval of the Merger, the Plan of Merger and the other transactions contemplated hereby to be submitted to a vote of the Company’s shareholders at the Company Shareholder Meeting.

(g) Nothing in this Section 5.4 or elsewhere in this Agreement shall prevent the Company Board or the Company, directly or indirectly, from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the shareholders of the Company under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the Company Special Committee) that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.

Section 5.5 Parent Change in Recommendation.

(a) Except as permitted by, and subject to, Section 5.5(b), from and after the date of this Agreement, Parent shall not withdraw, modify or amend the Parent Recommendation in any manner adverse to the Company or fail to make the Parent Recommendation or fail to include the Parent Recommendation in the Joint Proxy Statement (such event, whether taken by the Parent Board or a committee thereof, a “Parent Change in Recommendation”).

(b) At any time prior to receipt of the Parent Shareholder Approval, the Parent Board may, if the Parent Board determines in good faith after consultation with its legal and financial advisors that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of Parent under applicable Law, make a Parent Change in Recommendation in response to a Parent Intervening Event; provided that

(i) the Parent Board has determined in good faith, after consultation with its legal and financial advisors, that failure of Parent to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties to the shareholders of Parent under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Company pursuant to Section 5.5(b)(iii);

(ii) Parent has notified the Company in writing that the Parent Board intends to make a Parent Change in Recommendation (a “Parent Change Notice”); and

(iii) during the five (5) Business Day period following the Company’s receipt of a Parent Change Notice, Parent shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), the Company in making adjustments to the terms and conditions of this Agreement as may be proposed by the Company.

Section 5.6 Public Announcements.  Except (a) with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 5.6, each of the Company and Parent will consult with the other party (including, in the case of the Company, the Company Special Committee) before issuing, and provide executive officers of the other party and, in the case of the Company, the Company Special Committee, the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or stock exchange rules or regulations.  The parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form agreed to by the parties hereto and approved by the Company Special Committee.

Section 5.7 Transfer Taxes.  Each of the Company and Parent shall cooperate in (a) the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees, any similar taxes and any related interests, penalties and additions to tax (together, “Transfer Taxes”) which become payable in connection with the Merger and (b) attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from the Merger Consideration, all Transfer Taxes.

Section 5.8 Certain Transactions.

(a) Termination of Advisory and Related Party Contracts.  On or prior to the Closing Date, each of the Company and Parent shall terminate, without liability to such party, each of the contracts listed on Exhibit C attached hereto pursuant to a termination agreement entered into on the date hereof, a copy of which is attached hereto as Exhibit D (the “Termination Agreement”).

(b) Redemption Program.  Between the date of this Agreement and the earlier of the termination of this Agreement or the Effective Time, the Company shall continue the suspension of its Unit Redemption Program.

Section 5.9 Indemnification of Directors, Officers, Employees or Agents of the Company.

(a) Indemnification Rights.  From and after the Effective Time, Parent shall indemnify the present and former directors, officers, employees or agents of the Company and its Subsidiaries who at any time prior to the Effective Time were entitled to indemnification under the articles of incorporation or by-laws of the Company or employment agreements between the Company and its officers existing on the date hereof to the same extent as such directors, officers, employees or agents are entitled to indemnification under such articles of incorporation or by-laws or existing employment agreements in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

(b) Liability Coverage.  The Surviving Corporation shall obtain and maintain for a period of six (6) years from and after the Effective Time “run-off” or “tail” director and officer liability coverage for the benefit of the directors and officers of the Company and its Subsidiaries without reduction of existing coverage under, and having terms not less favorable to the insured persons, than the director and officer liability insurance coverage presently maintained by the Company.

(c) Articles of Incorporation and By-laws.  The articles of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees or agents of the Company and any of its Subsidiaries than are presently set forth in the articles of incorporation and by-laws of the Company.

(d) Successors and Assigns.  The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation.  Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any indemnified party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Parent or the Surviving Corporation under this Section 5.9.  The provisions of this Section 5.9 shall survive the Merger and are in addition to any other rights to which an indemnified party may be entitled.  In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its business, properties or assets to any Person, then, and in each such case, to the extent necessary, a proper provision should be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each indemnified party covered hereby.

Section 5.10 Litigation.  Each of the Company and Parent shall give the other party the opportunity to participate in the defense or settlement of any shareholder litigation against such party and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the other party (with the prior approval of the Company Special Committee in the case of the Company), which consent shall not be unreasonably withheld, conditioned or delayed.  For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of the Company and Parent in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

Section 5.11 Section 16 Matters.  Prior to the Effective Time, each of the parties shall take all such steps as may be required to cause (a) any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Dividends.  In the event that a dividend or distribution with respect to the Company Shares permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of Company Shares shall be entitled to receive such distribution from the Company immediately prior to the time such shares are exchanged pursuant to ARTICLE II of this Agreement.

Section 5.13 FIRPTA Certificate.  On the Closing Date, prior to the Merger, the Company shall deliver to Parent a duly executed certificate, dated as of the Closing Date, that the Company has been a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code during the period during which the Company was in existence, and therefore the Company Shares are not “United States real property interests” by reason of the exception provided in Section 897(h)(2) of the Code.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to effect the Merger and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver by the Company (at the direction of the Company Special Committee) and Parent on or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

(c) Certain Actions and Consents.  All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Merger or any of the other transactions contemplated hereby as set forth on Schedule 6.1(c) of each of the Company Disclosure Letter and the Parent Disclosure Letter shall have been obtained or made, and any waiting period under applicable Laws shall have expired or been terminated.

(d) Termination of Advisory and Related Party Contracts.  The Termination Agreement entered into on the date hereof shall remain in effect and shall not have been amended or modified, or any of the Company’s or Parent’s rights thereunder waived, except in each case to the extent each of the Company (acting at the direction of the Company Special Committee) and Parent has approved in writing prior thereto such amendment, modification or waiver.

(e) Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Listing.  The Parent Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(g) Tax Opinions Relating to the Merger.  Each of the Company and Parent shall have received a Tax Opinion of its respective Tax Counsel, dated as of the Effective Time, substantially in the form attached hereto as Exhibit E. The opinion conditions referred to in this Section 6.1(g) shall not be waivable after receipt of the Company Shareholder Approval or the Parent Shareholder Approval, unless further approval of the shareholders of the Company or Parent, as the case may be, is obtained with appropriate disclosure.

Section 6.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by Parent:

(a) Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(c), Section 3.1(d)(i) and Section 3.1(j) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except that the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except that (x) the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date, and (y) where any such failure of the representations and warranties to be true and correct would not , individually or in the aggregate, have a Company Material Adverse Effect (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications contained therein).  Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the Company’s chief executive officer or chief financial officer to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Company’s chief executive officer or the chief financial officer to such effect.

(c) Consents.  All consents and waivers from third parties as set forth on Schedule 6.2(c) of the Company Disclosure Letter shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Company Material Adverse Effect.

(d) Absence of Changes.  On the Closing Date, there shall not exist any event, circumstance or occurrence arising after the date of this Agreement, that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Company Material Adverse Effect.

(e) Dissenting Shares.  The number of Parent Common Shares that would be issuable with respect to Dissenting Shares shall not exceed five percent (5%) of the Company Common Shares outstanding as of the Closing Date.

(f) Tax Opinion Relating to REIT Status.  The Company shall provide Parent an opinion of McGuireWoods LLP, dated as of the Closing Date and in the form attached hereto as Exhibit F, opining that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2011, through its taxable year ended December 31, 2015, and that the Company’s current organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code from January 1, 2016, through the Effective Time (the “Company REIT Opinion”).  The Company shall cooperate with McGuireWoods LLP and shall deliver to McGuireWoods LLP for purposes of the Company REIT Opinion customary representations and covenants, including those contained in certificates of the Company.

Section 6.3 Conditions to Obligation of the Company.  The obligations of the Company to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by the Company (acting at the direction of the Company Special Committee):

(a) Representations and Warranties.  (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 3.2(a)(i), Section 3.2(c) and Section 3.2(d)(i) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except that the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date and (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except that (x) the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date, and (y) where any such failure of the representations and warranties to be true and correct would not , individually or in the aggregate, have a Parent Material Adverse Effect (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifications contained therein).  The Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Parent and Merger Sub by the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Parent signed on behalf of Parent and Merger Sub by the chief executive officer or the chief financial officer of Parent to such effect.

(c) Consents.  All consents and waivers from third parties as set forth on Schedule 6.3(c) of the Parent Disclosure Letter shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Parent Material Adverse Effect.

(d) Absence of Changes.  On the Closing Date, there shall not exist any event, circumstance or occurrence arising after the date of this Agreement, that individually or in the aggregate, constitutes or would reasonably be expected to result in a Parent Material Adverse Effect.

(e) Tax Opinion Relating to REIT Status.  Parent shall provide the Company an opinion of Hogan Lovells US LLP, dated as of the Closing Date and in the form attached hereto as Exhibit G, opining that Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2012, and that Parent’s current organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2016, and future taxable years (the “Parent REIT Opinion”).  Parent shall cooperate with Hogan Lovells US LLP and shall deliver to Hogan Lovells US LLP for purposes of the Parent REIT Opinion customary representations and covenants, including those contained in certificates of Parent.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (the date of any such termination, the “Termination Date”):

(a) by mutual written consent duly authorized by the Company Board (with the prior approval of the Company Special Committee) and the Parent Board;

(b) by either the Company (with the prior approval of the Company Special Committee) or Parent:

(i) if any judgment, injunction, order, decree, ruling or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement that has proximately contributed to the occurrence of such judgment, injunction, order, decree, ruling or action shall not be entitled to exercise its right to terminate under this Section 7.1(b)(i);

(ii) if the Merger shall not have been consummated before August 31, 2016 (the “Outside Date”); provided, however, that if, prior to June 30, 2016, the Form S-4 has not been declared effective by the SEC, then the Outside Date shall be extended on a daily basis until the Form S-4 has been declared effective by the SEC; provided further that the Outside Date shall be no later than November 30, 2016; and provided further, however, that party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(b)(ii);

(iii) if, upon a vote taken at the Company Shareholder Meeting or any adjournment thereof, the Company Shareholder Approval is not obtained; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company if the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of its obligations under Section 5.1 or Section 5.4 of this Agreement;

(iv) if, upon a vote taken at the Parent Shareholder Meeting or any adjournment thereof, the Parent Shareholder Approval is not obtained; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Parent if the failure to obtain the Parent Shareholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of its obligations under Section 5.1 of this Agreement;

(c) by the Company (with the prior approval of the Company Special Committee):

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would be incapable of being satisfied by the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements such that the conditions in Section 6.2(a) or Section 6.2(b) are incapable of being satisfied;

(ii) if, prior to obtaining the Company Shareholder Approval, the Company Board (based on the recommendation of the Company Special Committee) approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal in a manner permitted under Section 5.4(e); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 7.4(b)(ii) is made in full to Parent and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii) if, at any time prior to the Parent Shareholder Approval, Parent, the Parent Board or any committee thereof, for any reason, shall have effected a Parent Change in Recommendation;

(d) by Parent:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would be incapable of being satisfied by the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements such that the conditions in Section 6.3(a) or Section 6.3(b) are incapable of being satisfied;

(ii) if, at any time prior to the Company Shareholder Approval, the Company, the Company Board or any committee thereof, for any reason, shall have effected a Company Change in Recommendation; or

(iii) if, at any time prior to the Company Shareholder Approval, (A) the Company Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (B) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 5.4(d)), (C) a tender offer or exchange offer for any Company Shares that constitutes an Acquisition Proposal (other than by Parent or any of its Affiliates) is commenced and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company and to publicly reaffirm the Company Recommendation within ten (10) Business Days of being requested to do so by Parent, (D) the Company Board or any committee thereof fails to include the Company Recommendation in the Joint Proxy Statement, or (E) the Company shall have materially violated any of its obligations under Section 5.4 (or shall be deemed pursuant to the last sentence of Section 5.4(b) to have materially violated) any of its obligations under Section 5.4 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Section 7.2 Notice of Termination.  A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis of such termination.  If more than one provision in Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in Section 7.1 for any such termination.

Section 7.3 Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto (or any Representatives thereof), except that the provisions of Section 5.2(b), this Section 7.3, Section 7.4 and ARTICLE VIII and the definitions of all defined terms appearing in such section shall survive any such termination; provided, however, that, subject to Section 8.10, nothing herein shall relieve any party hereto from liability for fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.4 Fees and Expenses.

(a) Except as otherwise specified in this Agreement (including this Section 7.4), on Schedule 7.4 of the Company Disclosure Letter, or on Schedule 7.4 of the Parent Disclosure Letter, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii);

(ii) by the Company pursuant to Section 7.1(c)(ii); or

(iii) by Parent or the Company pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and at any time after the date of this Agreement and prior to the failure to obtain Company Shareholder Approval (in the case of a termination pursuant to Section 7.1(b)(iii)) or prior to the breach giving rise to such termination (in the case of a termination pursuant to Section 7.1(d)(i)), (A) (x) in the case of a termination pursuant to Section 7.1(b)(iii), an Acquisition Proposal (whether or not conditional) or an intention to make an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board, the Company Special Committee or directly to the Company’s shareholders which proposal (I) has been publicly announced or otherwise disclosed the Company’s shareholders and not publicly withdrawn prior to the Company Shareholder Meeting, or (y) in the case of a termination pursuant to Section 7.1(d)(i), an Acquisition Proposal (whether or not conditional) or an intention to make an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board or the Company Special Committee or directly to the Company’s shareholders or is otherwise publicly announced prior to the Termination Date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company consummates an Acquisition Proposal (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A), and for purposes of this Section 7.4(b)(iii), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal);

then, in each such case, the Company shall pay to Parent the Termination Fee  or, solely with respect to a termination by the Company pursuant to Section 7.1(c)(ii) or by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is fifteen (15) days following the Go Shop Period End Time, the Go Shop Termination Fee, as applicable, in immediately available funds to an account directed by Parent, which payment shall be made (x) within three (3) Business Days of the Termination Date, in the case of a Termination Fee or Go Shop Termination Fee, as applicable, payable pursuant to Section 7.4(b)(i); (y) concurrently with, and as a condition to the effectiveness of, termination, in the case of a Termination Fee or Go Shop Termination Fee, as applicable, payable pursuant to Section 7.4(b)(ii); and (z) at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 7.4(b)(iii).

(c) The Company agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.1(c)(ii) or by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is fifteen (15) days following the Go Shop Period End Time, then, in addition to payment of the Go Shop Termination Fee as contemplated by Section 7.4(b)(i) or Section 7.4(b)(ii), the Company shall pay, within three (3) Business Days of the Termination Date, to Parent the Parent Expenses in immediately available funds to an account directed by Parent.

(d) Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.1(c)(iii), then Parent shall pay, within three (3) Business Days of the Termination Date, to the Company the Termination Fee in immediately available funds to an account directed by the Company.

(e) Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 7.3 and subject to the limitations set forth in Section 8.10, in the event that the Termination Fee becomes payable, then such payment shall be Parent’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company and its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(f) For purposes of this Agreement:

(i) “Go Shop Termination Fee” means an amount equal to Five Million Dollars ($5,000,000).

(ii) “Parent Expenses” means all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of Parent (or its Affiliates) in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, including reasonable fees and expenses of counsel, investment banking firms, financial advisors, accountants, and consultants, up to an aggregate maximum amount of Three Million Dollars ($3,000,000).

(iii) “Termination Fee” means an amount equal to Twenty-Five Million Dollars ($25,000,000).

(g) Each of the parties hereto acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement.  In the event that the Company shall fail to pay the Go Shop Termination Fee, the Termination Fee or the Parent Expenses or Parent shall fail to pay the Termination Fee, as the case may be, when due, the Company or Parent, as the case may be, shall reimburse Parent or the Company, as the case may be, for all reasonable costs and expenses actually incurred or accrued by Parent or the Company, as the case may be (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.4.  Further, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.4, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the Company or Parent, as the case may be, for the payment set forth in this Section 7.4, the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.  If payable, none of the Go Shop Termination Fee, the Termination Fee or the Parent Expenses shall be payable more than once pursuant to this Agreement.

Section 7.5 Escrow of Termination Fee.

(a) In the event that the Company or Parent, as the case may be (the “Paying Party”), is obligated to pay the Termination Fee or the Go Shop Termination Fee, as the case may be, to the other (the “Fee Recipient”), the Paying Party shall pay to the Fee Recipient from the Termination Fee or the Go Shop Termination Fee, as the case may be, deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Termination Fee or the Go Shop Termination Fee, as the case may be, and (ii) the sum of (1) the maximum amount that can be paid to the Fee Recipient without causing the Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)(H) or 856(c)(3)(A)(I) of the Code (“Qualifying Income”), as determined by the Fee Recipient’s independent certified public accountants, plus (2) in the event the Fee Recipient receives either (A) a letter from the its counsel indicating that the Fee Recipient has received a ruling from the IRS described in Section 7.5(b) or (B) an opinion from the Fee Recipient’s outside counsel as described in Section 7.5(b), an amount equal to the Termination Fee or the Go Shop Termination Fee, as the case may be, less the amount payable under clause (1) above.  To secure the Paying Party’s obligation to pay these amounts, it shall deposit into escrow an amount in cash equal to the Termination Fee or the Go Shop Termination Fee, as the case may be, with an escrow agent selected by the Fee Recipient and on such terms (subject to Section 7.5(b)) as shall be mutually agreed upon by the Fee Recipient and the escrow agent. The payment or deposit into escrow by the Paying Party pursuant to this Section 7.5(a) shall be made at the time the Paying Party is obligated to pay the Fee Recipient such amount pursuant to Section 7.4 by wire transfer.

(b) The escrow agreement shall provide that the Termination Fee or the Go Shop Termination Fee, as the case may be, in escrow or any portion thereof shall not be released to the Fee Recipient unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to it without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Fee Recipient’s accountants revising that amount, in which case the escrow agent shall release such amount to the Fee Recipient, or (ii) a letter from the Fee Recipient’s counsel indicating that the Fee Recipient received a ruling from the IRS holding that the receipt by it of the Termination Fee or the Go Shop Termination Fee, as the case may be, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Fee Recipient’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Recipient of the Termination Fee or the Go Shop Termination Fee, as the case may be, would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify the Fee Recipient as a REIT), in which case the escrow agent shall release the remainder of the Termination Fee or the Go Shop Termination Fee, as the case may be, to the Fee Recipient. The parties hereto agree to amend this Section 7.5 at the request of the Fee Recipient in order to (x) maximize the portion of the Termination Fee or the Go Shop Termination Fee, as the case may be, that may be distributed to the Fee Recipient hereunder without causing the Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Fee Recipient’s chances of securing a favorable ruling described in this Section 7.5(b) or (z) assist the Fee Recipient in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.5(b). The escrow agreement shall also provide that any portion of the Termination Fee or the Go Shop Termination Fee, as the case may be, remaining in escrow on the date that is five (5) years after the date the Termination Fee or the Go Shop Termination Fee, as the case may be, was deposited into escrow shall be released by the escrow agent to the Fee Recipient.  Any costs and expenses of the escrow agent shall be borne solely by the Fee Recipient.

Section 7.6 Amendment; Actions.  This Agreement may be amended in writing by the Company (following the approval of such action by the Company Special Committees) and Parent at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval is obtained, no such amendment, modification or supplement shall change (i) the amount or kind of consideration to be delivered to the Company’s shareholders, (ii) the articles of incorporation of the Surviving Corporation except for changes permitted by Section 13.1-706 of the VSCA or (iii) any of the other terms or conditions of this Agreement that would adversely affect the shareholders of the Company in any material respect.  From and after the date hereof, the Company Board shall act solely with the prior approval of the Company Special Committee with respect to any actions of the Company to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement.

Section 7.7 Extension; Waiver.  At any time prior to the Effective Time, the Company (following approval of such action by the Company Special Committee), on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.6, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub to:

Apple Hospitality REIT, Inc.
814 East Main Street
Richmond, VA  23219
Attn:  Justin G. Knight
Fax:   (804) 344-8129

with a copy to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC  20004
Attn:  Paul D. Manca, Esq.
Fax:   (202) 637-5910

(b) if to the Company to:

Apple REIT Ten, Inc.
814 East Main Street
Richmond, VA  23219
Attn:  David P. Buckley
Fax:   (804) 727-6349

with a copy to:

McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, VA 23219-3916
Attn:  David W. Robertson
Fax:   (804) 698-2152

All notices shall be deemed given only when actually received.

Section 8.3 Interpretation.  When a reference is made in this in this Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless such phrase or a similar phrase already appears.  Unless the context otherwise requires, the terms “party” and “parties” when used in this Agreement means a party or parties to this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to the masculine, feminine or neuter gender in this Agreement include all genders.  Unless the context otherwise requires, the use of “or” is not intended to be exclusive except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives.  Any period of time hereunder ending on a day that is not a Business Day is extended to be the next Business Day.  References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.  Unless the context otherwise requires, the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

Section 8.4 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement and (b) except for the provisions of ARTICLE II and Section 5.9, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.6 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.7 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other parties (with the prior approval of the Company Special Committee in the case of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any termination of this Agreement pursuant to Section 7.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the U.S. located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.  Each party further acknowledges and agrees that the agreements contained in this Section 8.8 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.  Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  In no event shall the exercise of any party’s right to seek specific performance pursuant to this Section 8.8 reduce, restrict or otherwise limit the right of a party to terminate this Agreement pursuant to Section 7.1.  In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9 Incorporation.  The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.10 Non-Recourse.  None of the officers, directors or shareholders of the Company or Parent or the officers or directors of Merger Sub shall be personally bound or have any personal liability hereunder.  The parties hereto shall look solely to the assets of any other party or parties to this Agreement for satisfaction of any liability of such party or other parties with respect to this Agreement.  The parties hereto will not seek recourse or commence any action against any of the shareholders of any other party to this Agreement or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of any other party to this Agreement or seek recourse against any of their personal assets, for the performance or payment of any obligation of any other party.

Section 8.11 Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

ARTICLE IX
CERTAIN DEFINITIONS

Section 9.1 Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings.

“Acceptable Confidentiality Agreement” means a confidentiality agreement with such terms at least as favorable to the Company as the Confidentiality Agreement; provided that such confidentiality agreement shall permit compliance with Section 5.4 of this Agreement and need not contain any standstill or similar provision prohibiting the making of any Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any Subsidiary of the Company that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any of the Subsidiaries of the Company representing 20% or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole, (c) issue, sale or other disposition by the Company or any of the Subsidiaries of the Company of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding Company Shares, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding Company Shares, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a third party shall acquire beneficial ownership of 20% or more of the outstanding Company Shares, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of the Subsidiaries of the Company or solely among the Subsidiaries of the Company.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Voting Agreement and the Termination Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Company Disclosure Letter” means the letter, dated the date hereof, delivered by the Company pursuant to this Agreement disclosing certain information regarding the Company in connection with this Agreement.

“Company Intervening Event” means a material event, circumstance, change or development that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the Effective Time; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

“Company Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is reasonably likely to (a) become materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of the operations of the Company or the Subsidiaries of the Company, on a consolidated basis taken as a whole, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which the Company or its Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates, (ii) changes, circumstances or events that, in each case, generally affect the hotel industry in the jurisdictions in which the Company or its Subsidiaries operate, (iii) changes in any Law or GAAP following the date hereof, (iv) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (v) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes or other natural disasters, which circumstance, development, effect, event, Liability or change, in the case of each of clauses (i), (ii), (v) and (vi), does not affect the Company or the Subsidiaries of the Company in a materially disproportionate manner relative to other participants in the hotel industry or (b) prevent the Company from performing, or materially impair the ability of the Company to perform, its obligations under this Agreement.

“Company Organizational Documents” means the articles of incorporation and by-laws of the Company and the articles of incorporation, by-laws, partnership agreements or other organizational documents of each of its Subsidiaries, collectively.

“Company Shareholder Approval” means the affirmative vote of the holders of at least a majority of the issued and outstanding Company Common Shares, Company Series A Shares and Company Series B Shares (each voting as a separate voting group) to approve the Merger, the Plan of Merger and the other transactions contemplated by this Agreement.

“Company Stock Incentive Plans” means those plans listed on Schedule 10.1(a) of the Company Disclosure Letter.

“Confidentiality Agreement” means that certain confidentiality agreement between the Company and Parent dated as of September 4, 2015.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease, purchase order or other instrument or obligation.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Substances at any location, whether or not owned or operated by the applicable Person, or (b) circumstances forming the basis of any violation of or noncompliance with any Environmental Law.

“Environmental Laws” means all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including without limitation, Laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all Laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Equity Exchange Factor” means the number (rounded to the third decimal place) equal to the quotient of (i) divided by (ii), where: (i) equals the sum of (x) $1.00 plus (y) the product obtained by multiplying (A) the APLE Price by (B) the Unit Exchange Ratio; and (ii) equals the APLE Price.  For these purposes, the “APLE Price” equals the average of the closing price of Parent Common Shares on the NYSE on the trading day immediately prior to and after the Closing Date.

“Intellectual Property” means all U.S., state and foreign (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof and (d) trade secrets under applicable Law, including confidential and proprietary information and know-how.

“Knowledge” where used herein with respect to (a) the Company shall mean the actual knowledge of any of the persons named on Schedule 10.1(b) of the Company Disclosure Letter and (b) Parent shall mean the actual knowledge of any of the persons named on Schedule 10.1(b) of the Parent Disclosure Letter.  “Knowledge” shall not include the “constructive” or deemed knowledge of any such persons, or the existence of facts or circumstances which might constitute “reason to know” by such person or which might lead to the conclusion that such person “should have known” unless, in any such case, such person has actual knowledge of the matter in question.

“Law” means any federal, state, local or foreign statute, law, regulation, Permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Action” means any legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any Contract, Permit or franchise and those arising as a result of any act or omission.

“Parent Disclosure Letter” means the letter, dated the date hereof, delivered by Parent pursuant to this Agreement disclosing certain information regarding Parent in connection with this Agreement.

“Parent Intervening Event” means a material event, circumstance, change or development that was not known to the Parent Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Parent Board prior to the Effective Time.

“Parent Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is reasonably likely to (a) become materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of the operations of Parent or the Subsidiaries of Parent, on a consolidated basis taken as a whole, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which Parent or its Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates, (ii) changes, circumstances or events that, in each case, generally affect the hotel industry in the jurisdictions in which Parent or its Subsidiaries operate, (iii) changes in any Law or GAAP following the date hereof, (iv) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (v) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes or other natural disasters, which circumstance, development, effect, event, Liability or change, in the case of each of clauses (i), (ii), (v) and (vi), does not affect Parent or the Subsidiaries of Parent in a materially disproportionate manner relative to other participants in the hotel industry or (b) prevent Parent from performing, or materially impair the ability of Parent to perform, its obligations under this Agreement.

“Parent Material Contract” shall mean each Contract in effect as of the date of this Agreement to which Parent or any Subsidiary of Parent is a party that is required to have been filed as an exhibit to the Parent SEC Documents pursuant to Items 601(b)(2), (4), (9) and (10) of Regulation S-K promulgated by the SEC, excluding (x) any Contract that will no longer be in effect following the Closing and (y) any Contract that is, or at the Closing will be, terminable-at-will (as defined below) or terminable upon not more than sixty (60) days’ notice by Parent or any Subsidiary of Parent without penalty. A Contract is “terminable-at-will”, as that expression is used in this definition, if it expressly provides that it is terminable-at-will, regardless of whether any covenant of good faith and fair dealing may be implied as a matter of law in connection with the termination thereof.

“Parent Organizational Documents” means the articles of incorporation and by-laws of Parent and the articles of incorporation, by-laws, partnership agreements or other organizational documents of each of its Subsidiaries, collectively.

“Parent Shareholder Approval” means the affirmative vote of a majority of the votes cast at the Parent Shareholder Meeting to approve the issuance of the Parent Common Shares to be issued in the Merger.

“Parent Stock Incentive Plans” means those plans listed on Schedule 10.1(a) of the Parent Disclosure Letter.

“Permitted Liens” means any restrictions under Contracts to which Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, as the case may be, are bound in respect of indebtedness of such Person.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” of a Person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, attorney, accountant, consultant, broker, finder or other agent or representative of such Person.

“Subsidiary” or “Subsidiaries” means any other Person or Persons that a Person directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person or Persons.

“Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the Company Board (based on the recommendation of the Company Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the shareholders of the Company (in their capacities as shareholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Parent)).

“Tax Protection Agreement” means any agreement, oral or written, to which a Person or any Subsidiary of such Person is a party in connection with the deferral of income Taxes of such Person or any Subsidiary of such Person, pursuant to which such Person or any Subsidiary of such Person has agreed to (i) maintain a minimum level of debt or continue a particular debt or (ii) retain or not dispose of assets if (A) such period of time has not since expired or (B) any applicable statute of limitations with respect to any Taxes that would result from a disposition of such assets at any time during such period has not since expired, or (iii) make or refrain from making Tax elections.

“U.S.” means the United States of America.

Section 9.2 Other Defined Terms.  For purposes of this Agreement, the following terms have the respective meanings set forth in the section referenced opposite such term:

Defined Term	Section

Agreement	Heading
Articles of Merger	Section 1.3
Book-Entry Shares	Section 2.2(c)(i)
Cash Consideration	Section 2.1(a)(i)
Certificates	Section 2.2(c)(i)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Heading
Company Board	Recitals
Company Change in Recommendation	Section 5.4(b)
Company Change Notice	Section 5.4(e)(C)
Company Common Shares	Section 2.1(a)(i)
Company Franchise Agreements	Section 3.1(n)(ii)
Company Management Agreement Documents	Section 3.1(n)(iii)
Company Material Contracts	Section 3.1(l)(i)
Company Properties	Section 3.1(n)(i)
Company Recommendation	Section 5.1(b)
Company REIT Opinion	Section 6.2(f)
Company SEC Documents	Section 3.1(e)(i)
Company Series B Shares	Section 2.1(a)(i)
Company Shareholder Meeting	Section 5.1(b)
Company Shares	Section 2.1(a)(i)
Company Special Committee	Recitals
Company Stock Option	Section 2.1(c)
Company Units	Section 2.1(a)(i)
Dissenting Shares	Section 2.3
Effective Time	Section 1.3

Defined Term	Section

Encumbrances	Section 3.1(n)(i)
Equity Equivalents	Section 4.1(e)
ERISA	Section 3.1(w)(i)
Exchange Act	Section 3.1(d)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
FCPA	Section 3.1(k)(iii)
Fee Recipient	Section 7.5(a)
Financial Statement Date	Section 3.1(f)
Form S-4	Section 5.1(a)
Fractional Share Consideration	Section 2.1(a)(ii)
GAAP	Section 3.1(e)(ii)
Go Shop Bidder	Section 5.4(a)
Go Shop Period End Time	Section 5.4(a)
Go Shop Termination Fee	Section 7.4(f)(i)
Governmental Entity	Section 3.1(d)(iii)
Hazardous Substance	Section 3.1(m)(iv)
Interim Period	Section 4.1
IRS	Section 3.1(h)(ii)
Joint Proxy Statement	Section 5.1(a)
Letter of Transmittal	Section 2.2(c)(i)
Liens	Section 3.1(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Heading
Mr. Knight	Recitals
NYSE	Section 3.2(c)(iii)
Outside Date	Section 7.1(b)(ii)
Parent	Heading
Parent Board	Recitals
Parent Change in Recommendation	Section 5.5(a)
Parent Change Notice	Section 5.5(b)(ii)
Parent Common Shares	Section 3.2(b)(i)
Parent Expenses	Section 7.4(f)(ii)
Parent Preferred Shares	Section 3.2(b)(i)
Parent Prior Contamination	Section 3.2(l)(iv)
Parent Properties	Section 3.2(m)(i)
Parent Recommendation	Section 5.1(c)
Parent REIT Opinion	Section 6.3(e)
Parent SEC Documents	Section 3.2(d)(i)
Parent Shareholder Meeting	Section 5.1(c)
Parent Stock Options	Section 3.2(b)(i)
Paying Party	Section 7.5(a)
Per Unit Cash Consideration	Section 2.1(a)(i)
Permits	Section 3.1(k)(i)

Defined Term	Section

Plan of Merger	Section 1.1(a)
Prior Contamination	Section 3.1(m)(iv)
Qualified REIT Subsidiary	Section 3.1(h)(ii)
Qualifying Income	Section 7.5(a)
REIT	Section 3.1(h)(ii)
Sarbanes-Oxley Act	Section 3.1(e)(i)
SEC	Section 3.1(d)(iii)
Securities Act	Section 3.1(e)(i)
Series B Cash Consideration	Section 2.1(a)(i)
Series B Stock Consideration	Section 2.1(a)(i)
Stock Consideration	Section 2.1(a)(i)
Surviving Corporation	Recitals
Takeover Statute	Section 5.3(a)
Tax Counsel	Section 5.1(d)(ii)
Tax Opinion	Section 5.1(d)(ii)
Tax Return	Section 3.1(h)(i)
Taxable REIT Subsidiary	Section 3.1(h)(ii)
Taxes	Section 3.1(h)(i)
Termination Agreement	Section 5.8(a)
Termination Date	Section 7.1
Termination Fee	Section 7.4(f)(iii)
Transfer Taxes	Section 5.7
Unit Exchange Ratio	Section 2.1(a)(i)
Unit Stock Consideration	Section 2.1(a)(i)
Voting Agreement	Recitals
VSCA	Section 1.1
VWAP of Parent Common Shares	Section 2.1(a)(ii)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

APPLE REIT TEN, INC.

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chief Executive Officer

APPLE HOSPITALITY REIT, INC.

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President Chief Executive Officer

34 CONSOLIDATED, INC.

By:	/s/ Bryan Peery
Name:	Bryan Peery
Title:	President and Treasurer

Exhibit A

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of April 13, 2016, is entered into by and among Apple REIT Ten, Inc., a Virginia corporation (the “Company”), Apple Hospitality REIT, Inc., a Virginia corporation (“Parent,” and collectively with the Company, the “Apple REITs” or individually, an “Apple REIT”), and Glade M. Knight (the “Company Securityholder”).

WHEREAS, the Apple REITs and 34 Consolidated, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of April 13, 2016 (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), pursuant to which the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the Surviving Corporation in the Merger (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, as the date hereof, the Company Securityholder is the beneficial and record owner of, and has the sole or shared right to vote and dispose of, all the issued and outstanding Series B Convertible Preferred Shares, no par value, of the Company (the “Series B Convertible Shares”) and 8,042,857 Parent Common Shares, no par value, as more particularly described on Schedule 1 hereto; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, each of the Apple REITs has required that the Company Securityholder agree, and the Company Securityholder is willing to agree, to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, intending to be legally bound hereby, as follows:

SECTION 1.            Disposition of Series B Shares

During the period from the date hereof through the earlier of (i) the date on which the Merger is consummated or (ii) the date on which the Merger Agreement is terminated according to its terms (such period hereinafter referred to as the “Term”), the Company Securityholder shall not, directly or indirectly, (a) sell, sell short, transfer (including by gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Series B Convertible Shares or any other Company Shares or Parent Common Shares that the Company Securityholder may beneficially own during the Term (collectively, with the Series B Convertible Shares, the “Subject Shares”), (b) grant any proxies or powers of attorney for any Subject Shares with respect to any matters described in paragraphs (a) and (b) of Section 2 hereof (other than a proxy directing the holder thereof to vote the Subject Shares in a manner required by paragraphs (a) and (b) of Section 2 hereof), (c) deposit any Subject Shares into a voting trust or enter into a voting agreement or other arrangement with respect to any Subject Shares with respect to any of the matters described in paragraphs (a) and (b) of Section 2 hereof, or tender any Subject Shares in a transaction other than a transaction contemplated by the Merger Agreement, or (d) take any action which is intended to have the effect of preventing or disabling the Company Securityholder from performing his obligations under this Agreement; provided, however, that nothing herein shall prevent (i) the sale, transfer, pledge, encumbrance, assignment or other disposition of any of such Subject Shares, provided that the purchaser, transferee, pledgee or assignee thereof agrees in writing with the Apple REITs, prior to such sale, transfer, pledge, encumbrance, assignment or other disposition, to be bound by the terms of this Agreement or (ii) the assignment of certain benefits by the Company Securityholder pursuant to agreements entered into before the date hereof with respect to Series B Convertible Shares as to which the Company Securityholder is not the sole beneficial owner.

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SECTION 2.            Voting

During the Term, the Company Securityholder shall:

(a) be present, in person or represented by proxy, at each meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of either Apple REIT, however called, so that all of such Company Securityholder’s Subject Shares may be counted for purposes of determining the presence of a quorum at each such Apple REIT shareholders’ meeting; and

(b) cast or cause to be cast all votes attributable to the Subject Shares at any annual or special meeting of shareholders of either Apple REIT, including any adjournments or postponements thereof, or in connection with any written consent or other vote of the shareholders of an Apple REIT, in favor of (i) with respect to a shareholders’ meeting of the Company, approval and adoption of the Merger Agreement (including any amendments or modifications of the terms of the Merger Agreement approved by the boards of directors of the Company, upon the recommendation of the Company Special Committee, that would not materially adversely affect the Company Securityholder in his capacity as beneficial owner of the Subject Shares), the related Plan of Merger, approval of the Merger, each of the other actions contemplated in the Merger Agreement and the other transactions contemplated by the Merger Agreement and any actions required in furtherance thereof, (ii) with respect to a shareholders’ meeting of Parent, approval of the issuance of the Parent Common Shares to be issued in the Merger, (iii) approval and adoption of any proposal to adjourn or postpone such Apple REIT shareholders’ meeting to a later date if there are not sufficient votes for the foregoing matters to be approved at each such meeting on the date on which the Apple REIT shareholders’ meetings are held and (iv) at each such meeting, and at any adjournment or postponement thereof, vote against: (A) any action or agreement that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, or prevent or delay the consummation of the transactions contemplated by the Merger Agreement and (B) any Acquisition Proposal (other than the Merger) and any action required in furtherance thereof.

(c) The Company Securityholder will retain the right to vote his Subject Shares, in his sole discretion, on all matters other than those described in paragraphs (a) and (b) of this Section 2, and the Company Securityholder may grant proxies and enter into voting agreements or voting trusts for his Subject Shares in respect of such other matters, in each case so long as such other arrangements do not interfere with or prevent the Company Securityholder from complying with his obligations under this Agreement.

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(d) The Company Securityholder constitutes and appoints each Apple REIT, from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 16 (at which point such constitution and appointment shall automatically be revoked), as such Company Securityholder’s attorney, agent and proxy (each such constitution and appointment, an “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to all of the Subject Shares of such Apple REIT at any annual, special or other meeting of the shareholders of such Apple REIT, and at any adjournment or adjournments or postponement thereof, and in any action by written consent of the shareholders of such Apple REIT, on the matters and in the manner specified in Section 2(b); provided, however, that the foregoing shall only be effective if the Company Securityholder fails to be counted as present and to vote all of the Subject Shares of each such Apple REIT in accordance with paragraphs (a) and (b) of this Section 2.  EACH SUCH PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM THE COMPANY SECURITYHOLDER MAY TRANSFER ANY OF HIS SUBJECT SHARES IN BREACH OF THIS AGREEMENT.  The Company Securityholder hereby revokes all other proxies and powers of attorney with respect to any or all of the Subject Shares that may have heretofore been appointed or granted with respect to the matters covered by Section 2(b), and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by the Company Securityholder with respect thereto on the matters covered by Section 2(b).  All authority herein conferred or agreed to be conferred by the Company Securityholder shall survive the death or incapacity of the Company Securityholder and any obligation of the Company Securityholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Company Securityholder.  It is agreed that no Apple REIT will use the Irrevocable Proxy granted by the Company Securityholder unless the Company Securityholder fails to comply with Section 2(a) or (b) and that, to the extent an Apple REIT uses any such Irrevocable Proxy, it will only vote the Subject Shares subject to such Irrevocable Proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2(b).

SECTION 3.            Waiver of Appraisal Rights

The Company Securityholder hereby waives any rights of appraisal or rights to dissent from the Merger, and agrees to prevent the execution of any rights of appraisal and dissenters’ rights relating to the Merger that the Company Securityholder may have directly or indirectly by virtue of the ownership of the Subject Shares.

SECTION 4.            Additional Shares

Without limiting any provisions of the Merger Agreement, in the event of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of either Apple REIT on, of or affecting any Subject Shares, then the terms of this Agreement shall apply to the shares of capital stock or other such securities of such Apple REIT held by the Company Securityholder immediately following the effectiveness of such event.

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SECTION 5.            Representations and Warranties of the Company Securityholder

The Company Securityholder represents and warrants to the Apple REITs as follows:

(a) The Company Securityholder has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform his obligations hereunder.

(b) This Agreement has been duly executed and delivered by the Company Securityholder and constitutes a valid and binding obligation of the Company Securityholder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions herein contemplated will not, conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company Securityholder or the Subject Shares, or conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation or acceleration under any contract or agreement to which the Company Securityholder is a party or by which the Company Securityholder is bound or affected or under which the Subject Shares are bound by or are otherwise subject to, which conflict, violation, breach or default would materially and adversely affect the Company Securityholder’s ability to perform any of his obligations under this Agreement.

(d) Subject to any required filings under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company Securityholder is not required to give any notice or make any report or other filing with any governmental or regulatory authority in connection with the execution or delivery of this Agreement or the performance of the Company Securityholder’s obligations hereunder and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person or entity is required to be obtained by the Company Securityholder for the performance of the Company Securityholder’s obligations hereunder, other than where the failure to make such filings, give such notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect the Company Securityholder’s ability to perform his obligations under this Agreement.

(e) The Series B Convertible Shares, Company Units and Parent Common Shares set forth opposite the name of the Company Securityholder on Schedule 1 hereto are, as of the date hereof, the only Subject Shares owned beneficially or of record by the Company Securityholder or over which the Company Securityholder exercises voting control.  The Company Securityholder is the sole record and beneficial owner of the Subject Shares as set forth on Schedule 1 hereto.

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SECTION 6.             Further Assurances

During the Term, the Company Securityholder shall make such filings as may be required under the 1934 Act and, upon the request of either Apple REIT, execute and deliver such documents and take such actions as such Apple REIT may reasonably deem necessary to effectuate the purposes of this Agreement.

SECTION 7.             Descriptive Headings

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.            Counterparts

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

SECTION 9.            Entire Agreement; Assignment

This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned by the Company Securityholder, by operation of law or otherwise.  The Company Securityholder agrees that this Agreement and the obligations of the Company Securityholder hereunder shall attach to any Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including in breach of this Agreement.

SECTION 10.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the principles of conflicts of laws thereof.

(b) The Company Securityholder hereby submits and consents to non-exclusive personal jurisdiction in any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a federal court located in the Commonwealth of Virginia or in a Virginia state court.  Any process, summons, notice or document delivered by mail to the address set forth on Schedule 1 hereto shall be effective service of process for any action, suit or proceeding in any Virginia state court or any federal court located in the Commonwealth of Virginia with respect to any matters to which the Company Securityholder has submitted to jurisdiction in this Section 10.  The Company Securityholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Virginia state court or any federal court located in the Commonwealth of Virginia, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  THE COMPANY SECURITYHOLDER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

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SECTION 11.          Specific Performance

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 12.          Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 13.           Amendment; Waivers

This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto; provided that no such written agreement shall be binding on an Apple REIT unless approved by the Company Special Committee or the Parent Board, as applicable.  No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.  No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

SECTION 14.          Severability

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 15.          Capacity of Company Securityholder

The Company Securityholder has executed this Agreement solely in his capacity as a securityholder of each Apple REIT and not in his capacity as an officer, director, employee or manager of either Apple REIT.  Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by the Company Securityholder in his capacity as an officer, director or employee of either Apple REIT in connection with the exercise of either Apple REIT’s rights under the Merger Agreement.

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SECTION 16.           Termination

This Agreement shall terminate immediately upon the expiration of the Term.  None of the representations, warranties, covenants or agreements in this Agreement shall survive the termination of this Agreement; provided, however, that nothing contained herein shall release the Company Securityholder from any liability arising from any willful and material breach of any of his representations, warranties, covenants or agreements in this Agreement.

[Rest of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting Agreement, or have caused this Voting Agreement to be duly executed and delivered in their names and on their behalf, as of the date first written above.

APPLE REIT TEN, INC.

By:     __________________
Name   ____________
Title:    ____________

APPLE HOSPITALITY REIT, INC.

By:     __________________
Name:  ____________
Title:    ____________

__________________________
GLADE M. KNIGHT

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Schedule 1

	Number of Series B Convertible Shares	Number of Series B Convertible Shares as to which Glade M. Knight is Sole Beneficial Owner	Company Units*
Apple REIT Ten, Inc.
Name of Record and Beneficial Owner
Glade M. Knight	480,000	300,991	90,920

	Number of Parent Common Shares	Number of Parent Common Shares as to which Glade M. Knight is Sole Beneficial Owner
Apple Hospitality REIT, Inc.
Name of Record and Beneficial Owner
Glade M. Knight	8,246,742	8,042,857
_______________
*Sole record and beneficial owner

Any process, summons, notice or document delivered by mail pursuant to Section 10 hereof to the beneficial or record holder set forth on this Schedule 1, shall be delivered to:

Apple Hospitality REIT, Inc.
814 E. Main Street
Richmond, Virginia   23219
Attention:            Glade M. Knight
Tel:                       (804) 344-8121
Fax:                       (804) 344-8129

With a copy to:

Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, D.C. 20004
Attention:           Paul D. Manca
Tel:                      (202) 637-5821
Fax:                      (202) 637-5910

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Exhibit B

Plan of Merger
merging
APPLE REIT TEN, INC.,
a Virginia corporation,
with and into
34 CONSOLIDATED, INC.,
a Virginia corporation

ARTICLE 1
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the Virginia Stock Corporation Act (the “VSCA”), Apple REIT Ten, Inc., a Virginia corporation (the “Company”), shall be merged with and into 34 Consolidated, Inc., a Virginia corporation (“Acquisition Sub”), at the Effective Time (the “Merger”). Acquisition Sub is a wholly-owned subsidiary of Apple Hospitality REIT, Inc., a Virginia corporation (“Parent”). Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company, in accordance with the VSCA.

Section 1.2 Effective Time. The parties to the Merger shall file articles of merger (the “Articles of Merger”) with respect to the Merger executed in accordance with Section 13.1-720 of the VSCA and shall make all other filings or recordings required under the VSCA to effect the Merger. The Articles of Merger shall specify that the Merger shall become effective at such time and on such date as Acquisition Sub and the Company shall specify in the Articles of Merger (the time on the date the Merger becomes effective being the “Effective Time”).

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the VSCA.

Section 1.4 Articles and By-Laws. The articles of incorporation and by-laws of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall become the articles of incorporation and by-laws of the Surviving Corporation as of the Effective Time with the name of the Surviving Corporation changed to the name of the Company as of the Effective Time.

Section 1.5 Directors. The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock.

(a) The Merger. By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company:

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 (i) At the Effective Time, each issued and outstanding common share, no par value, of the Company (including any fractional shares) (the “Common Shares”) together with the related Series A Preferred Share, no par value, of the Company (including any fractional shares) (the “Series A Shares,” and together with the Common Shares, the “Units”) (other than the Merger Dissenting Shares (as defined in Section 2.3) or any Shares to be cancelled pursuant to Section 2.1(a)(iii)) shall be converted into the right to receive 0.522 (the “Unit Exchange Ratio”) Parent Common Shares (the “Unit Stock Consideration”) and $1.00 in cash (the “Per Unit Cash Consideration”), and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of the Company (the “Series B Shares”) shall be converted into the right to receive (x) a number of Parent Common Shares equal to (1) 12.11423 multiplied by (2) the Unit Exchange Ratio (the “Series B Stock Consideration,” and together with the Unit Stock Consideration, the “Stock Consideration”) and (y) an amount equal to 12.11423 multiplied by $1.00 in cash (the “Series B Cash Consideration,” and together with the Per Unit Cash Consideration, the “Cash Consideration”). The aggregate of the Stock Consideration and the Cash Consideration shall collectively be referred to herein as the “Merger Consideration.”

(ii) No fractional Parent Common Shares shall be issued. Each holder of Shares who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Parent Common Share multiplied by the VWAP of Parent Common Shares (the “Fractional Share Consideration”).

(iii)          Each Share (including any fractional Share), issued and outstanding immediately prior to the Effective Time that is owned by Parent, Acquisition Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

 (iv)           All Shares converted pursuant to Section 2.1(a)(i), when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate (as defined below) or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including any Fractional Share Consideration) and any dividends or other distributions to which holders may be entitled in accordance with Section 2.2(e), without interest.

(b) Surviving Corporation. By virtue of the Merger, and without any action on the part of the holder thereof, each common share, no par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a duly authorized, validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation, so that thereafter Parent will be the sole and exclusive owner of the outstanding capital stock of the Surviving Corporation.

(c) Stock Options. The Company shall take all requisite action so that at the Effective Time, each outstanding option issued by the Company pursuant to any of its stock incentive plans (a “Stock Option”) whether or not exercisable at the Effective Time, shall be assumed by Parent by virtue of the Merger and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable stock incentive plan including any applicable award agreement evidencing such Stock Option, from and after the Effective Time, each Stock Option so assumed by Parent under this Plan of Merger will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Stock Option immediately prior to the Effective Time as set forth in the applicable stock incentive plan (including any applicable award agreement, evidencing such Stock Option) immediately prior the Effective Time, except that, from and after the Effective Time, (A) each Stock Option, when exercisable, will be exercisable for that number of whole Parent Common Shares equal to the product of the number of Common Shares that were subject to such Stock Option immediately prior to the Effective Time multiplied by the Equity Exchange Factor, rounded down to the nearest whole number of Parent Common Shares and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Stock Option will be equal to the quotient determined by dividing the exercise price of each Common Share subject to such assumed Stock Option by the Equity Exchange Factor, rounded up to the nearest whole cent.

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(d) Certain Adjustments. If, before the Effective Time (and as permitted by ARTICLE IV of the Agreement and Plan of Merger, dated as of April 13, 2016, among the Company, Acquisition Sub and Parent (the “Merger Agreement”)), the outstanding Shares and/or the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Plan of Merger prior to such event.

Section 2.2 Exchange Procedures.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company, which shall be reasonably acceptable to the Company, to act as paying agent and exchange agent (the “Exchange Agent”) for the exchange of the issued and outstanding Shares for the Merger Consideration.

(b) Exchange Fund.  At or before the Effective Time, Parent shall deposit or cause Acquisition Sub to deposit, with the Exchange Agent (i) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 2.1(a)(i) equal to the aggregate Stock Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, the Fractional Share Consideration, and any dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(e) (such evidence of book-entry Parent Common Shares and cash amounts, the “Exchange Fund”), in each case for the benefit of the holders of Shares. Promptly after the date that the Merger becomes effective, in accordance with the procedures set forth in Section 2.2(c), Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(e), out of the Exchange Fund in accordance with this Plan of Merger. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Plan of Merger.

(c) Exchange Procedures.

(i)          As promptly as practicable after the Effective Time and in no event later than two Business Days following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of outstanding Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i): (A) a letter of transmittal (“Letter of Transmittal”), in customary form and with such other provisions as reasonably agreed upon by the Company and Parent prior to the Effective Time, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to Shares represented by certificates (“Certificates”) or Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration.

(ii)          Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this ARTICLE 2 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.1(a)(ii) and any amounts that such holder has the right to receive in respect of dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this ARTICLE 2. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any dividends or distributions to which such holder may be entitled pursuant to Section 2.2(e).

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(iii)          In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 2.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

                       (d)           Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Shares) that remains undistributed to the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Shares prior to the Merger who have not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent and the Surviving Corporation (and only as general creditors thereof) for payment of the applicable Merger Consideration, subject to applicable abandoned property, escheat and other similar Laws.

(e)            No Further Ownership Rights in Capital Stock of the Company.  The Merger Consideration (including the Fractional Share Consideration) issued upon exchange of the Shares in accordance with the terms of this ARTICLE 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares, subject, however, to the obligation of the Surviving Corporation to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on the Shares in accordance with the terms of the Merger Agreement or prior to the date of the Merger Agreement and which remain unpaid at the Effective Time and have not been paid prior to such exchange, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(f) No Liability.  None of Parent, the Company, Acquisition Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights.  Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any holder of Shares such amounts as Parent, the Surviving Corporation or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 2.3 Appraisal Rights.  Notwithstanding anything in this Plan of Merger to the contrary, holders of Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Article 15 of the VSCA (the “Merger Dissenting Shares”) shall not have any of such Merger Dissenting Shares converted into the right to receive, or become exchangeable for, the Merger Consideration. The holders of such Merger Dissenting Shares shall be entitled to obtain payment of the fair value of such Merger Dissenting Shares in accordance with the provisions of Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters' rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder's Merger Dissenting Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, as provided in Section 2.1(a)(i) hereof. Parent shall be responsible for all payments to be made under Article 15 of the VSCA in respect of Merger Dissenting Shares.

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Section 2.4 Further Assurances.  If, at any time before or after the Effective Time, any of the parties to the Merger Agreement reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Plan of Merger at or after the Effective Time, then the Company, Parent, Acquisition Sub and/or the Surviving Corporation, as applicable, and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Plan of Merger.

ARTICLE 3
AMENDMENT

Section 3.1 Amendment. This Plan of Merger may be amended in writing by the Company (following the approval of such action by the Special Committee) and Parent at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval is obtained, no such amendment, modification or supplement shall change (i) the amount or kind of consideration to be delivered to the Company’s shareholders, (ii) the articles of incorporation of the Surviving Corporation except for changes permitted by Section 13.1-706 of the VSCA or (iii) any of the other terms or conditions of this Plan of Merger if the change would adversely affect the shareholders of the Company in any material respect. The Board of Directors of the Company shall act solely with the prior approval of the Special Committee thereof with respect to any actions of the Company to be taken with respect to this Plan of Merger, including any amendment, modification, or waiver of this Plan of Merger.

ARTICLE 4
DEFINITIONS

Section 4.1 Definitions. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a)     “Book-Entry Share” means Shares registered in the transfer books of the Company in book-entry.

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

(c)“Company Shareholder Approval” means the affirmative vote of the Company’s shareholders necessary to approve the Merger and this Plan of Merger.

(d)     “Equity Exchange Factor” means the number (rounded to the third decimal place) equal to the quotient of (i) divided by (ii), where: (i) equals the sum of (x) $1.00 plus (y) the product obtained by multiplying (A) the APLE Price by (B) the Unit Exchange Ratio; and (ii) equals the APLE Price.  For these purposes, the “APLE Price” equals the average of the closing price of Parent Common Shares on the New York Stock Exchange on the trading day immediately prior to and after the date on which the closing of the Merger occurs.

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(e) “Governmental Entity” means any federal, state or local government or any court, administrative or regulatory agency or commission, governmental arbitrator or other governmental authority, instrumentality or agency, domestic or foreign

(f) “Law” or “Laws” means any federal, state, local or foreign statute, law, regulation, Permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

(g)    “Parent Common Shares” means the common shares, no par value, of Parent.

(h) “Permit” means any franchise, grant, easement, consent, certificate, permit, license (including liquor license), variance, authorization, exemption, order, registration and approval of any Governmental Entity.

(i)   “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(j) “Shares” means all Units and Series B Shares.

(k)    “Special Committee” means a special transaction committee of the Board of Directors of the Company consisting solely of non-employee directors of the Company.

(l) “Subsidiary” or “Subsidiaries” means any other Person or Persons that a Person directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person or Persons.

(m) “Tax” or “Taxes” means all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation, estimated, excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, fees, charges or assessments, imposed by the U.S. or any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind, however denominated (together with any and all interest, penalties, additions to tax and other additional  amounts imposed with respect thereto) imposed by any Governmental Entity.

(n) “VWAP of Parent Common Shares” means the volume weighted average price of Parent Common Shares for the ten (10) day trading period ending on the third trading day immediately preceding the date the Merger becomes effective, as reported by Bloomberg.

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Exhibit C

LIST OF TERMINATED CONTRACTS

1.	Advisory Agreement between Apple REIT Ten, Inc. and Apple Ten Advisors, Inc. dated as of December 20, 2010.

2.	Property Acquisition/Disposition Agreement between Apple REIT Ten, Inc. and Apple Suites Realty Group, Inc. dated as of December 20, 2010.

3.	Subcontract Agreement between Apple Hospitality REIT, Inc. (f/k/a Apple REIT Nine, Inc.) and Apple Ten Advisors, Inc. dated as of August 7, 2013.

Exhibit D

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of April 13, 2016, is entered into by and among Apple Ten Advisors, Inc., a Virginia corporation (“Ten Advisors”), Apple Suites Realty Group, Inc., a Virginia corporation (“ASRG”, and collectively with Ten Advisors, the “Advisors,” or individually, an “Advisor”), Apple REIT Ten, Inc., a Virginia corporation (“Apple Ten”), and Apple Hospitality REIT, Inc., a Virginia Corporation (“Parent”, and collectively with Apple Ten, the “Companies,” or individually a “Company”).

WHEREAS, the Companies and 34 Consolidated, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), are entering into an Agreement and Plan of Merger, dated as of April 13, 2016 (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Apple Ten will merge with and into Acquisition Sub (the “Merger”), with Acquisition Sub continuing as the Surviving Corporation in the Merger (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, certain of the Companies and certain of the Advisors are parties to the agreements set forth on Schedule 1 hereto (the “Related Party Agreements”); and

WHEREAS, pursuant to Section 5.8(a) of the Merger Agreement, the respective obligation of each Company to effect the Merger is partially conditioned upon the effectiveness of this Agreement as of the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, intending to be legally bound, as follows:

1. Termination of Related Party Agreements.  As of immediately after the Effective Time, the Related Party Agreements shall be terminated and shall be of no further force or effect, except as provided herein.  The termination of the Related Party Agreements immediately after the Effective Time shall not affect any of the rights or obligations of any party to any such Related Party Agreement accruing at or prior to the Effective Time; provided, however, that each Advisor and each Company acknowledges that no fees shall be payable as a result of the termination of the Related Party Agreements. Each of the parties hereto irrevocably waives any notice requirements under the Related Party Agreements to which it is party.

2. Representations and Warranties from the Companies.  Each of the Companies, as to itself only, represents and warrants to each of the Advisors as follows:

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(a) Such Company has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such Company and constitutes a valid and binding obligation of such Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relevant to creditors’ rights and general principles of equity.

(c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or violate the Articles of Incorporation or Bylaws of such Company, (ii) conflict with or violate any court order, judgment or decree applicable to such Company, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract or agreement to which such Company is a party or by which such Company is bound or affected, which conflict, violation, breach or default in the case of clause (ii) or (iii) would materially and adversely affect such Company’s ability to perform any of its obligations under this Agreement.

3. Representations and Warranties from the Advisors.  Each Advisor, as to itself only, represents and warrants to each of the Companies as follows:

(a) Such Advisor has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such Advisor and constitutes a valid and binding obligation of such Advisor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relevant to creditors’ rights and general principles of equity.

(c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or violate the Articles of Incorporation or Bylaws of such Advisor, (ii) conflict with or violate any court order, judgment or decree applicable to such Advisor, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract or agreement to which such Advisor is a party or by which such Advisor is bound or affected, which conflict, violation, breach or default in the case of clause (ii) or (iii) would materially and adversely affect such Advisor’s ability to perform any of its obligations under this Agreement.

4. Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

2

5. Amendment; Waivers.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto and, with respect to Apple Ten, with the prior approval of the Company Special Committee, and, with respect to Parent, with the prior approval of the Parent Board.  No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto.  No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

6. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

7. Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement, and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies.

8. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

9. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

3

10. Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

[Rest of page intentionally left blank]

4

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Termination Agreement, or have caused this Termination Agreement to be duly executed and delivered in their names and on their behalf, all as of the date first written above.

APPLE TEN ADVISORS, INC.

By:           ___________________
Name:           ___________________
Title:           ___________________

APPLE SUITES REALTY GROUP, INC.

By:           ___________________
Name:           ___________________
Title:           ___________________

APPLE REIT TEN, INC.

By:           ___________________
Name:           ___________________
Title:           ___________________

APPLE HOSPITALITY REIT, INC.

By:           ___________________
Name:           ___________________
Title:           ___________________

5

Schedule 1

1.	Advisory Agreement between Apple REIT Ten, Inc. and Apple Ten Advisors, Inc. dated as of December 20, 2010.

2.	Property Acquisition/Disposition Agreement between Apple REIT Ten, Inc. and Apple Suites Realty Group, Inc. dated as of December 20, 2010.

3.	Subcontract Agreement between Apple Hospitality REIT, Inc. (f/k/a Apple REIT Nine, Inc.) and Apple Ten Advisors, Inc. dated as of August 7, 2013.

6

Exhibit E

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

[•], 2016

Board of Directors
Apple Hospitality REIT, Inc.
814 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

This opinion letter is being delivered to you in connection with the merger (the "Merger") of Apple REIT Ten, Inc. a Virginia corporation (the "Company"), with and into 34 Consolidated, Inc., a Virginia corporation (the "Merger Sub") and wholly-owned subsidiary of Apple Hospitality REIT, Inc. a Virginia corporation (the "Parent"), with the Merger Sub surviving the Merger, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 13, 2016, and the exhibits thereto, by and among the Company, the Merger Sub, and the Parent. This opinion letter is being delivered to you pursuant to Section 6.1(g) of the Merger Agreement. Capitalized terms used herein and which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

Pursuant to the Merger Agreement, at the Effective Time, each issued and outstanding common share, no par value, of the Company (including any fractional shares) (each, a “Company Common Share”) together with the related Series A Preferred Share, no par value, of the Company (including any fractional shares) (the “Company Series A Shares,” and together with the Company Common Shares, the “Company Units”) (other than the Dissenting Shares or any Company Shares to be cancelled pursuant to Section 2.1(a)(iii) of the Merger Agreement) shall be converted into the right to receive (x) 0.522 (the “Unit Exchange Ratio”) authorized common shares of the Parent (the “Parent Common Shares”) and (y) $1.00 in cash, and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of the Company (the “Company Series B Shares” and together with the Company Units, the “Company Shares”) shall be converted into the right to receive (x) a number of Parent Common Shares equal to (1) 12.11423 multiplied by (2) the Unit Exchange Ratio and (y) an amount equal to 12.11423 multiplied by $1.00 in cash.

In connection with the preparation of this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) officers' certificates delivered by each of the Parent and the Company, both dated as of the date hereof (the "Tax Certificates"); (3) the Registration Statement on Form S-4 filed by the Parent on [•], 2016 with the U.S. Securities and Exchange Commission, as amended; and (4) such other instruments and documents related to the formation, organization, and operation of the Parent and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate (the documents described in clauses (1) through (4), collectively the "Reviewed Documents"). In addition, we have reviewed the form of opinion of counsel to be delivered to the Company by McGuireWoods LLP pursuant to Section 6.1(g) of the Merger Agreement concurrently herewith (the "McGuireWoods Opinion").

Board of Directors
Apple Hospitality REIT, Inc.
[•], 2016

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), including that:

1.
(A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all documents have been or will be, as the case may be, timely and properly executed.

2.
There will have been, by the Effective Time, or at such other time as contemplated in the Merger Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

3.
To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by the Parent and the Merger Sub, and by the Company, their respective managers, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, those in the Reviewed Documents (including the Tax Certificates), have been and will continue to be true, complete, and accurate in all respects; any representation or statement made in the Tax Certificates "to the best of knowledge," "to the knowledge," or "to the actual knowledge" of any person(s) or party(ies)—or similarly qualified—is true, correct, and complete, as if made without such qualification.

4.
The Merger Agreement is valid and binding in accordance with its terms. The Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof). The Merger will qualify as a merger under the applicable laws of the Commonwealth of Virginia.

5.
Commencing not later than its taxable year ended December 31, 2008, the Parent has qualified as a REIT under the Code, and will continue to qualify as a REIT under the Code for its taxable year which includes the Effective Time and thereafter.

6.	Commencing not later than its taxable year ended December 31, 2011 and ending with its taxable year that ends with the Merger, the Company has qualified as a REIT under the Code.

7.	Each of the Parent and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.

8.	The McGuireWoods Opinion is being delivered to the Company concurrently herewith in the form provided to us, and the McGuireWoods Opinion has not been and will not be modified or withdrawn.

Board of Directors
Apple Hospitality REIT, Inc.
[•], 2016

Opinion

Based upon and subject to the assumptions and qualifications set forth herein we are of the opinion that the Merger, when effective, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1.
The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the IRS, including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Neither the Parent nor the Company has requested or will request a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2.
This letter addresses only the specific tax opinion set forth above. Our opinion does not address any other U.S. federal, state, local, or non-U.S. tax consequences that will or may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger or contemplated by the Merger Agreement).

3.
Our opinion set forth herein is based upon, among other things, the description of the contemplated transactions (including the Merger) as set forth in the Merger Agreement. No opinion is expressed as to any transaction other than those set forth in the Merger Agreement, or to any transaction whatsoever, including the Merger, unless all the transactions described in the Merger Agreement (or otherwise contemplated in connection with the Merger) have been consummated in accordance with the terms of the Merger Agreement (and also without amendment, waiver, or breach of any provision thereof), and also unless all of the representations, warranties, statements, and assumptions upon which we have relied are true, complete, and accurate at all times. In the event that the actual facts relating to any aspect of the relevant transactions (including the Merger) differ from the terms of the Merger Agreement (without amendment, waiver, or breach of any material provision thereof), or if any one of the representations, warranties, statements, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Board of Directors
Apple Hospitality REIT, Inc.
[•], 2016

This opinion letter has been prepared solely for your use in connection with the Merger and speaks as of the date hereof.  We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter.  This opinion letter may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion.  This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

Very truly yours,

HOGAN LOVELLS US LLP

____________   ___, 2016

Board of Directors
Apple REIT Ten, Inc.
814 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

This opinion letter is being delivered to you in connection with the merger (the "Merger") of Apple REIT Ten, Inc. a Virginia corporation (the "Company"), with and into 34 Consolidated, Inc., a Virginia corporation (the "Merger Sub") and wholly-owned subsidiary of Apple Hospitality REIT, Inc. a Virginia corporation (the "Parent "), with the Merger Sub surviving the Merger, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 13, 2016, and the exhibits thereto, by and among the Company, the Merger Sub, and the Parent. This opinion letter is being delivered to you pursuant to Section 6.1(g) of the Merger Agreement. Capitalized terms used herein and which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

Pursuant to the Merger Agreement, at the Effective Time, each issued and outstanding common share, no par value, of the Company (including any fractional shares) (each, a “Company Common Share”) together with the related Series A Preferred Share, no par value, of the Company (including any fractional shares) (the “Company Series A Shares,” and together with the Company Common Shares, the “Company Units”) (other than the Dissenting Shares or any Company Shares to be cancelled pursuant to Section 2.1(a)(iii) of the Merger Agreement) shall be converted into the right to receive (x) 0.522 (the “Unit Exchange Ratio”) authorized common shares of the Parent (the “Parent Common Shares”) and (y) $1.00 in cash, and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of the Company (the “Company Series B Shares” and together with the Company Units, the “Company Shares”) shall be converted into the right to receive (x) a number of Parent Common Shares equal to (1) 12.11423 multiplied by (2) the Unit Exchange Ratio and (y) an amount equal to 12.11423 multiplied by $1.00 in cash.

In connection with the preparation of this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) officers' certificates delivered by each of the Parent and the Company, both dated as of the date hereof (the "Tax Certificates"); (3) the Registration Statement on Form S-4 filed by the Parent on [•], 2016 with the U.S. Securities and Exchange Commission, as amended; and (4) such other instruments and documents related to the formation, organization, and operation of the Parent and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate (the documents described in clauses (1) through (4), collectively the "Reviewed Documents"). In addition, we have reviewed the form of opinion of counsel to be delivered to the Parent by Hogan Lovells US LLP pursuant to Section 6.1(g) of the Merger Agreement concurrently herewith (the "Hogan Lovells Opinion").

Board of Directors
Apple REIT Ten, Inc.
____________   ___, 2016

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), including that:

1.
(A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all documents have been or will be, as the case may be, timely and properly executed.

2.
There will have been, by the Effective Time, or at such other time as contemplated in the Merger Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

3.
To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by the Parent and the Merger Sub, and by the Company, their respective managers, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, those in the Reviewed Documents (including the Tax Certificates), have been and will continue to be true, complete, and accurate in all respects; any representation or statement made in the Tax Certificates "to the best of knowledge," "to the knowledge," or "to the actual knowledge" of any person(s) or party(ies)—or similarly qualified—is true, correct, and complete, as if made without such qualification.

4.
The Merger Agreement is valid and binding in accordance with its terms. The Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof). The Merger will qualify as a merger under the applicable laws of the Commonwealth of Virginia.

5.
Commencing not later than its taxable year ended December 31, 2008, the Parent has qualified as a REIT under the Code, and will continue to qualify as a REIT under the Code for its taxable year which includes the Effective Time and thereafter.

6.	Commencing not later than its taxable year ended December 31, 2011 and ending with its taxable year that ends with the Merger, the Company has qualified as a REIT under the Code.

7.	Each of the Parent and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.

8.	The Hogan Lovells Opinion is being delivered to the Parent concurrently herewith in the form provided to us, and the Hogan Lovells Opinion has not been and will not be modified or withdrawn.

Board of Directors
Apple REIT Ten, Inc.
____________   ___, 2016

Opinion

Based upon and subject to the assumptions and qualifications set forth herein we are of the opinion that the Merger, when effective, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1.
The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the IRS, including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Neither the Parent nor the Company has requested or will request a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2.
This letter addresses only the specific tax opinion set forth above. Our opinion does not address any other U.S. federal, state, local, or non-U.S. tax consequences that will or may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger or contemplated by the Merger Agreement).

3.
Our opinion set forth herein is based upon, among other things, the description of the contemplated transactions (including the Merger) as set forth in the Merger Agreement. No opinion is expressed as to any transaction other than those set forth in the Merger Agreement, or to any transaction whatsoever, including the Merger, unless all the transactions described in the Merger Agreement (or otherwise contemplated in connection with the Merger) have been consummated in accordance with the terms of the Merger Agreement (and also without amendment, waiver, or breach of any provision thereof), and also unless all of the representations, warranties, statements, and assumptions upon which we have relied are true, complete, and accurate at all times. In the event that the actual facts relating to any aspect of the relevant transactions (including the Merger) differ from the terms of the Merger Agreement (without amendment, waiver, or breach of any material provision thereof), or if any one of the representations, warranties, statements, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Board of Directors
Apple REIT Ten, Inc.
____________   ___, 2016

This opinion letter has been prepared solely for your use in connection with the Merger and speaks as of the date hereof.  We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter.  This opinion letter may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion.  This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

Very truly yours,

McGuireWoods LLP

Exhibit F

__________  __, 2016

Board of Directors
Apple Hospitality REIT, Inc.
814 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

We are acting as tax counsel to Apple REIT Ten, Inc., a Virginia corporation (the “Company”), in connection with the merger of the Company with and into 34 Consolidated, Inc. (“Merger Sub”), a wholly-owned subsidiary of Apple Hospitality REIT, Inc., a Virginia corporation (“Parent”) pursuant to that certain Agreement and Plan of Merger dated April 13, 2016 (the “Merger Agreement”), by and among the Company, Parent and Merger Sub (the “Merger”).  This opinion letter is being delivered pursuant to section 6.2(f) of the Merger Agreement.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Merger Agreement.

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering our opinions, we have examined originals or copies of: (i) the Merger Agreement, (ii) certain organizational documents of the Company and its subsidiaries, (iii) the written representations with regard to the Company contained in a certificate to us dated as of the date hereof (the “Officer’s Certificate”), and (iv) such statutes and regulations and other agreements and documents as we have considered necessary or appropriate as a basis for the opinions expressed below, in each case, which we have, with your consent, relied upon (without any independent investigation or review thereof) (the documents described in clauses (i) through (iv), collectively, the “Reviewed Documents”).

Board of Directors
Apple REIT Ten, Inc.
____________   ___, 2016

In our examination and for purposes of our opinions, we have assumed with your consent the following:

1.
that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents (including, without limitation, the Officer’s Certificate) are true, correct, and complete in all material respects as of the date hereof, (B) any representation or statement in the Reviewed Documents (including, without limitation, the Officer’s Certificate) made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete in all material respects as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company and its subsidiaries, as described in the Reviewed Documents (including, without limitation, the Officer’s Certificate), has been or will be performed or satisfied in accordance with its terms;

2.
that the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof);

3.
that the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

4.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;
5.
that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s articles of incorporation or bylaws or other organizational documents or the laws of such party’s jurisdiction of organization;

6.	that each agreement represents the entire agreement between the parties with respect to the subject matter thereof;
7.	that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements, and undertakings contained therein; and
8.
that from and after the date of this letter, the Company will comply with its representation contained in the Officer’s Certificate that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Board of Directors
Apple REIT Ten, Inc.
____________   ___, 2016

          Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Officer’s Certificate) may adversely affect the conclusions stated herein.

Although we have discussed the Officer’s Certificate with the signatory thereto, for purposes of rendering our opinions, with your permission, we have not made an independent investigation, audit or verification of any fact set forth in the Reviewed Documents (including, without limitation, any statement or representation in the Officer’s Certificate) or any assumption upon which we have relied. We expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents (including, without limitation, the Officer’s Certificate), and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that:

1.
the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2011,  through its taxable year ended December 31, 2015, and

2.
the Company’s current organization and current and proposed method of operation (as described in the Company’s Officer’s Certificate) will enable it to meet the requirements for qualification and taxation as a REIT under the Code from January 1, 2016, through the Effective Time of the Merger.

The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Board of Directors
Apple REIT Ten, Inc.
____________   ___, 2016

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues. We are rendering this opinion letter to you solely in connection with the Merger, and this opinion may not be relied upon by any other person or for any other purpose without our prior written consent. This opinion letter speaks as of the date hereof and is subject to subsequent changes in law. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the date hereof. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Very truly yours,

McGuireWoods LLP

Exhibit G

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

[•], 2016

Apple REIT Ten, Inc.
814 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as tax counsel to Apple Hospitality REIT, Inc., a Virginia corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of [•], 2016, by and among the Company, Apple REIT Ten, Inc., a Virginia Corporation (“Apple Ten”), and 34 Consolidated, Inc., a Virginia corporation and wholly-owned subsidiary of the Company. This opinion letter is being delivered to you pursuant to Section 6.3(e) of the Merger Agreement. Capitalized terms used herein which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless otherwise defined herein.

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.  These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Board of Directors
Apple Hospitality REIT, Inc.
[•], 2016

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (including all exhibits and schedules thereto) which we have, with your consent, relied upon (without any independent investigation or review thereof):

1.	the Merger Agreement; and

2.
certain organizational documents of the Company and its subsidiaries, and certain organizational documents of Apple REIT Seven, Inc., a Virginia corporation (“Apple Seven”), Apple REIT Eight, Inc., a Virginia corporation (“Apple Eight”) and their subsidiaries prior to the mergers of Apple Seven and Apple Eight with and into subsidiaries of the Company effective March 1, 2014 (those documents referred to in clauses (1) and (2), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written representations with regard to the Company, Apple Seven and Apple Eight contained in the certificate to us dated as of the date hereof (the “Officer’s Certificate”).  Although we have discussed the Officer’s Certificate with the respective signatory thereto, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Officer’s Certificate.  We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Officer’s Certificate, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects, including, without limitation, the representations of the Company to the effect that if it is determined that certain distributions to shareholders would fail to qualify for the dividends paid deduction for one or more taxable years with the result that any of the Company, Apple Seven or Apple Eight would not have satisfied its distribution requirement with respect to any such taxable year, the Company will pay a deficiency dividend to its shareholders of record pursuant to the deficiency dividend provisions of Section 860 of the Code in the amount necessary to permit each of the Company, Apple Seven and Apple Eight to satisfy the distribution requirements of Section 857 of the Code for each such taxable year.

In this regard, we have assumed with your consent the following:

1.
that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Officer’s Certificate are true, correct, and complete in all material respects as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Officer’s Certificate made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete in all material respects as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, Apple Seven and Apple Eight and their subsidiaries, as described in the Reviewed Documents and the Officer’s Certificate, has been or will be performed or satisfied in accordance with its terms;

2.
the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

Board of Directors
Apple Hospitality REIT, Inc.
[•], 2016

3.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

4.	the Merger Agreement is valid and binding in accordance with its terms;

5.
the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof);

6.
from and after the date of this letter, the Company will comply with its representation contained in the Officer’s Certificate that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available, including the deficiency dividend described above;

7.
the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2008 and through its taxable year ended December 31, 2011;

8.
Apple Seven was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2006 and through its taxable year that ended with the merger of Apple Seven with and into a subsidiary of the Company effective March 1, 2014;

9.
Apple Eight was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2007 and through its taxable year that ended with the merger of Apple Eight with and into a subsidiary of the Company effective March 1, 2014; and

10.	Apple Ten qualified to be taxed as a REIT under the Code for all taxable periods commencing with its taxable year ended December 31, 2011 and ending with its taxable year that ends with the Merger.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Officer’s Certificate) may adversely affect the conclusions stated herein.

Board of Directors
Apple Hospitality REIT, Inc.
[•], 2016

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2012, and the Company’s current organization and current and proposed method of operation (as described in the Officer’s Certificate) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2016, and future taxable years.

The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code.  Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification.  We have not undertaken to review the Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the transactions contemplated by the Merger Agreement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the delivery of this opinion letter.  Except as provided in the last paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Very truly yours,

HOGAN LOVELLS US LLP